      As filed with the Securities and Exchange Commission on June 9, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                              1-800 CONTACTS, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                     5960                   87-0571643
     (State or other           (Primary Standard         (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
    Incorporation or          Classification Code
      organization)                 Number)

                           66 E. Wadsworth Park Drive
                               Draper, Utah 84020
                           Telephone: (801) 924-9800
  (Address, including zip code, and telephone number, including area code, of
                        Registrant's executive offices)

            Jonathan C. Coon, President and Chief Executive Officer
                              1-800 CONTACTS, INC.
                           66 E. Wadsworth Park Drive
                               Draper, Utah 84020
                           Telephone: (801) 924-9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         Dennis M. Myers, Esq.                   David A. Zagore, Esq.
            Kirkland & Ellis                Squire, Sanders & Dempsey L.L.P.
        200 East Randolph Drive            4900 Key Tower, 127 Public Square
        Chicago, Illinois 60601                  Cleveland, Ohio 44114
             (312) 861-2000                          (216) 479-8500

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                          Proposed
                                           Proposed       Maximum
 Title of Each Class of                    Maximum       Aggregate      Amount of
       Securities         Amount to be  Offering Price    Offering     Registration
    to be Registered     Registered(1)     Unit(2)      Price(1)(2)        Fee
-----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........    2,346,000        $22.53      $52,855,380      $14,694
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Based on the average of the high and low sales prices on the Nasdaq Stock Market of the common stock on June 3, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS, DATED JUNE 9, 1999
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                   Prospectus

                                   2,040,000

                             [1-800 CONTACTS Logo]

                                  Common Stock

                                  -----------

1-800 CONTACTS, INC.        . We have prepared this
66 E. Wadsworth Park          prospectus for use by
Drive                         us with respect to
Draper, Utah 84020            1,000,000 shares of
(801) 924-9800                our common stock and
                              by the selling
                              stockholders named in
                              this prospectus with
                              respect to 1,040,000
                              shares of our common
                              stock. We will not
                              receive any of the
                              proceeds from the sale
                              of the shares by the
                              selling stockholders.

                        Per Share  Total
                        --------- -------
Public Price...........  $        $
Underwriting Discounts
and Commissions........
Proceeds to 1-800
CONTACTS...............
Proceeds to Selling
Stockholders...........

                            . This offering is for
                              2,040,000 shares;
                              however, the
                              underwriters have an
                              option to purchase up
                              to 306,000 additional
                              shares from us and the
                              selling stockholders
                              to cover over-
                              allotments.

 . We believe we are the
  world's largest direct
  marketer of replacement
  contact lenses. We sell
  our products through our
  easy-to-remember, toll-
  free telephone number,
  "1-800 CONTACTS," and
  increasingly through our
  Internet addresses,
  which include
  "www.1800contacts.com,"
  "www.contacts.com" and
  "www.contactlenses.com."

                            . Our common stock
                              trades on the Nasdaq
                              Stock Market under the
                              trading symbol "CTAC."
                              On June 8, 1999, the
                              last reported sale
                              price of our common
                              stock on the Nasdaq
                              Stock Market was $21
                              1/2.

                                  -----------

  Before making an investment in 1-800 CONTACTS, you should consider carefully the "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                           McDonald Investments Inc.

               The date of this prospectus is              , 1999

          [Pictures of representative products sold by 1-800 CONTACTS, the 1-800 CONTACTS Logo and a
           customer service representative displaying contact lenses]

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. In this prospectus, references to "1-800 CONTACTS," "we," "us" or "our" each refers to 1-800 CONTACTS, INC. Unless otherwise stated, the information contained in this prospectus assumes no exercise of the underwriters' over-allotment option.

                              1-800 CONTACTS, INC.

   We believe we are the world's largest direct marketer of replacement contact lenses. Through our easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and increasingly through our Internet addresses, which include "www.1800contacts.com," "www.contacts.com" and "www.contactlenses.com," we sell all of the most popular brands of contact lenses, including those manufactured by Johnson & Johnson, CIBA Vision, Bausch & Lomb, Wesley Jessen, Ocular Sciences and CooperVision. Our high volume, cost-efficient operations supported by our proprietary management information system, enable us to offer our products at competitive prices while delivering a high level of customer service. As a result of our extensive inventory, we generally ship approximately 90% of our orders within one business day of receipt. We believe that we offer our customers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Our net sales have grown rapidly, from $3.6 million in 1996 to $59.9 million in 1998 and from $10.4 million in the first quarter of 1998 to $22.3 million in the first quarter of 1999.

   The Internet is our fastest-growing sales channel and a more cost-effective way for us to serve our customers. Our Internet sales have increased from just $44,000, or 0.4% of net sales, during the first quarter of 1998 to $2.5 million, or 11.2% of net sales, during the first quarter of 1999. Selling our products over the Internet eliminates the payroll and long distance costs associated with telephone orders. This increased efficiency allows us to offer Internet customers free shipping in addition to other services not possible with telephone orders such as shipping confirmation and online order tracking. We believe that our customers will increasingly use the Internet to order and reorder replacement contact lenses.

   We market our products through a national advertising campaign. As compared to other direct marketers of replacement contact lenses, we believe that our toll-free telephone number and Internet addresses afford us a significant competitive advantage in generating consumer awareness and repeat business. We spent approximately $22.7 million on advertising in 1998, and intend to use a significant portion of the net proceeds from this offering to further increase our sales and marketing activities. Our experience has been that increases in advertising expenditures have a direct impact on the growth of net sales. We believe that the planned increase in advertising activities will enable us to attract significant numbers of new customers. In particular, our new marketing campaign will be designed to continue to build brand awareness and to more prominently feature our Internet address, www.contacts.com.

   Our sales and marketing efforts, combined with our focus on delivering a high level of customer service, have built a loyal customer base. Our customer service representatives are trained to provide efficient and accurate order entry, are able to provide customers with real time product availability information and estimated delivery dates for their lenses, and are empowered to handle all customer service issues. For the twelve month period ended May 31, 1998, each $1.00 of sales to new customers generated approximately $0.78 of repeat sales in the succeeding 12 month period. During the first quarter of 1999, approximately $10.7 million, or 47.8% of net sales, were to repeat customers, compared to net sales to repeat customers of approximately $3.9 million, or 37.2% of net sales, in the first quarter of 1998.

   We estimate, based on published reports, that the U.S. retail market for contact lenses was approximately $3.0 billion in 1998 and, according to industry analysts, is expected to grow at 4% to 6% in 1999, with the disposable market growing at 8% to 12%. The growth in the disposable market is largely due to the shift in the contact lens market away from traditional soft lenses, which generally are replaced on an annual basis, to disposable lenses, which are replaced on a daily, weekly or bi-weekly basis.

   Over the last decade, there have been significant changes in the ways contact lenses are sold to consumers. Driven primarily by the growing commodity-like nature of contact lens products, such as disposable lenses, direct marketers have emerged as an attractive alternative to more traditional providers, such as eye care practitioners and retail optical chains. We estimate that direct marketers accounted for approximately 5% of contact lens sales in the United States during 1998. We believe that consumers are increasingly seeking the convenience, speed and home delivery that direct marketers of replacement contact lenses can provide.

                             Competitive Strengths

   We believe our success in the direct marketing segment of the contact lens industry and our significant opportunities for growth result from several competitive strengths, which include:

  . Our easy-to-remember, toll-free telephone number, 1-800 CONTACTS;

  . Our Internet addresses, which include www.1800contacts.com, www.contacts.com and www.contactlenses.com;

  . Our proprietary management information system, which enables us to process both telephone and Internet orders, continually monitor and track substantially all of our inventory, rapidly process credit card orders and increase the speed and accuracy of the shipping process;

  . Our extensive inventory of over six million contact lenses, which enables us to ship approximately 90% of our orders within one business day of receipt;

  . Our commitment to high quality, consistent customer service; and

  . Our loyal customer base of over 800,000 customers as of April 3, 1999.

                                Growth Strategy

   Our strategy to attract and retain new customers and increase our sales includes:

  . Increasing awareness of the 1-800 CONTACTS and www.contacts.com brand names;

  . Expanding our Internet-based advertising and sales;

  . Pursuing acquisitions and strategic partnerships;

  . Pursuing international expansion; and

  . Enhancing our customer relationships.

   1-800 CONTACTS was incorporated under the laws of the State of Utah in February 1995 and was reincorporated under the laws of the State of Delaware in February 1998. We completed the initial public offering of our common stock in February 1998 (the "IPO"). Our principal executive office is located at 66 E. Wadsworth Park Drive, Draper, Utah 84020, and our telephone number is (801) 924-9800. Our Internet address is www.contacts.com. The information contained on our website does not constitute a part of this prospectus.

                                  The Offering

Common stock offered by 1-800
 CONTACTS....................... 1,000,000 shares (1)

Common stock offered by the
 selling stockholders........... 1,040,000 shares (1)

Common stock outstanding after
 the offering................... 7,282,394 shares (2)

Use of proceeds................. We will use the net proceeds from the offering to fund advertising and brand
                                 development and for other general corporate
                                 purposes, which may include acquisitions and
                                 working capital. The anticipated uses of the
                                 net proceeds are subject to change due to the
                                 actual circumstances of operating our
                                 business. Pending such uses, we currently
                                 plan to invest the net proceeds in investment
                                 grade, short-term, interest-bearing
                                 securities. See "Use of Proceeds."

Nasdaq Stock Market Symbol...... CTAC

--------
(1) Does not include the underwriters' over-allotment option granted by us and the selling stockholders for an aggregate of 306,000 shares of common stock.
(2) Does not include 258,795 shares of common stock issuable upon the exercise of outstanding options or an additional 240,519 shares of common stock available for future issuance to employees or non-employee directors under our stock option plan. See "Management--Incentive Stock Option Plan."

                             Summary Financial Data

                                     Fiscal Year                 First Fiscal Quarter
                          ------------------------------------  ------------------------
                             1996        1997         1998         1998         1999
                          ----------  -----------  -----------  -----------  -----------
Statement of Operations
 Data:
Net sales...............  $3,628,296  $21,115,314  $59,875,941  $10,429,304  $22,304,257
Gross profit............   1,412,990    7,090,791   22,560,528    3,800,391    8,395,110
Advertising expense.....     468,146    3,485,619   24,206,857    2,003,660    5,410,276
Other selling, general
 and administrative
 expenses...............     573,166    2,459,602    7,334,668    1,134,266    2,589,829
Income (loss) from
 operations.............     371,678    1,145,570   (8,980,997)     662,465      395,005
Net income (loss)(1)....  $  348,363  $ 1,032,408  $(7,892,608) $  (211,207) $   297,177
Basic and diluted net
 income (loss) per
 common share...........                           $     (1.27) $     (0.04) $      0.05
Pro Forma Statement of
 Operations Data:
Income (loss) before
 benefit (provision) for
 income taxes...........  $  348,363  $ 1,032,408  $(8,535,287) $   742,701  $   479,390
Pro forma benefit
 (provision) for income
 taxes..................    (134,120)    (397,477)     642,679     (278,337)    (182,213)
                          ----------  -----------  -----------  -----------  -----------
Pro forma net income
 (loss)(2)..............  $  214,243  $   634,931  $(7,892,608) $   464,364  $   297,177
                          ==========  ===========  ===========  ===========  ===========
Pro forma basic net
 income (loss) per
 common share...........              $      0.14  $     (1.27) $      0.08  $      0.05
Pro forma diluted net
 income (loss) per
 common share(3)........              $      0.13  $     (1.27) $      0.08  $      0.05

                                                             April 3, 1999
                                                        -----------------------
                                                                        As
                                                          Actual    Adjusted(4)
                                                        ----------- -----------
Balance Sheet Data:
Working capital........................................ $10,372,024 $31,370,524
Total assets...........................................  22,438,188  43,436,688
Total debt (including current portion).................      58,056      58,056
Stockholders' equity...................................  13,320,738  34,319,238

--------
(1) Prior to February 9, 1998, we were an S corporation and were not subject to federal and certain state income taxes.
(2) Pro forma net income (loss) reflects historical net income less pro forma income taxes. Pro forma income taxes are provided as if we had been a C corporation rather than an S corporation for the above periods. Prior to the closing of our IPO, our S corporation status was terminated; at that date, we recorded a non-recurring, non-cash charge to earnings to recognize deferred income taxes.
(3) Pro forma diluted net income (loss) per common share is based on the weighted average shares of common stock and stock equivalents outstanding, including actual shares outstanding and shares deemed to be outstanding determined using the treasury stock method. The shares deemed to be outstanding for 1997 include the number of shares sufficient to fund the net S corporation distribution of approximately $983,000. See "Dividend Policy."
(4) As adjusted to reflect the sale of 1,000,000 shares of common stock at an assumed public offering price of $22.63 per share. See "Use of Proceeds."

                                 RISK FACTORS

   In analyzing an investment in our common stock, you should carefully consider the risk factors described below, as well as the other matters referred to in this prospectus. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

Risks Relating to Our Business

 We cannot assure you that our sales growth will continue at historical rates or that we will not encounter unforeseen difficulties in managing our future growth.

   Since our formation in February 1995, we have experienced rapid growth, with net sales increasing from approximately $3.6 million in 1996 to approximately $59.9 million in 1998. Although we believe that our net sales will increase substantially in 1999 as compared to 1998, we expect the rate of growth in net sales to decrease in future quarters of 1999. Our ability to compete effectively and to manage future growth, if any, will require us to continue to improve our financial and management controls and our reporting systems and procedures on a timely basis and to expand, train and manage our employee base. Our failure or inability to accomplish any of these goals could have a material adverse affect on our business, financial condition and results of operations.

 A significant portion of our sales do not comply with applicable state laws and regulations governing the delivery and sale of contact lenses.

   The sale and delivery of contact lenses are generally governed by state laws and regulations. We sell to customers in all 50 states and each sale is likely to be subject to the laws of the state where the customer is located. The laws and regulations relating to the delivery and sale of contact lenses vary from state to state, but can generally be classified into five categories:

  (1)laws that require contact lenses to be dispensed only pursuant to a valid prescription;

  (2) laws that require the dispenser to be licensed by the state as an optometrist, ophthalmologist or other professional authorized to dispense lenses;

  (3) laws that require lenses be dispensed only in a face-to-face transaction;

  (4) laws with requirements that are unclear or do not specifically address the sale and delivery of contact lenses; and

  (5) laws that we believe place no restrictions on the dispensing of replacement contact lenses.

Many of the states requiring that contact lenses be dispensed in face-to-face meetings or by a person licensed by such state to dispense lenses also require that lenses only be dispensed pursuant to a valid prescription. Neither we nor any of our employees is a licensed or registered dispenser of contact lenses in any states other than California and Texas.

   Our operating practice is to attempt to obtain a valid prescription from each customer or his/her eye care practitioner. If we are unable to obtain a copy of or verify the customer's prescription, it is our practice to ship the lenses to the customer based on the information that the customer has provided.

   We retained legal counsel to identify and summarize the applicable laws of each of the states in which we generate material sales. We compared our operations to the applicable requirements of the laws contained in such summaries. Based on such comparison, we estimate that approximately one-third of our net sales in 1998 appeared to conform to the requirements of applicable state laws and regulations. Any action brought against us based on our failure to comply with applicable state laws and regulations could result in us being subject to significant fines, being prohibited from making sales in a particular state and/or being required to comply with such laws. Such required compliance could result in:

  . increased costs to us;

  . the loss of a substantial portion of our customers for whom we are unable to obtain or verify their prescription; and

  . the inability to sell to customers at all in a particular state if we cannot comply with such state's laws.

   The occurrence of any of the above results could have a material adverse effect on our ability to sell contact lenses and to operate profitably. Furthermore, we cannot assure you that states will not enact or impose laws or regulations that prohibit mail order dispensing of contact lenses or otherwise impair our ability to sell contact lenses and continue to operate profitably. We have not obtained an opinion of counsel with regard to our compliance with applicable state laws and regulations, and information contained in this prospectus regarding our compliance with applicable state laws and regulations should not be construed as being based on an opinion of counsel.

   From time to time, we receive notices, inquiries or other correspondence from states or their regulatory bodies charged with overseeing the sale of contact lenses. We are currently involved in litigation brought by two California optometrists regarding our alleged business practices in that state and by the Kansas Board of Examiners in Optometry regarding our alleged business practices in that state. See "Business--Government Regulation" and "-- Legal Proceedings."

 We currently purchase a substantial portion of our products from unauthorized distributors and are not an authorized dealer for the majority of the products that we sell.

   Historically, substantially all of the major manufacturers of contact lenses have refused to sell lenses directly to direct marketers, including us, and have sought to prohibit their distributors from doing so. As a result, we currently purchase a substantial portion of our products from unauthorized distributors. We are aware that at least one large manufacturer of contact lenses puts tracking codes on its products in an effort to identify distributors who are selling to direct marketers. We are not an authorized dealer for the majority of the products which we sell. In addition, the prices we pay for certain of our products are sometimes higher than those paid by eye care practitioners, retail chains and mass merchandisers, who are able to buy directly from manufacturers. Furthermore, in order to help ensure adequate supply, we generally carry a higher level of inventory than if we were able to purchase directly from contact lens manufacturers. We cannot assure you that we will be able to obtain sufficient quantities of contact lenses at competitive prices in the future to meet the existing or anticipated demand for our products. Our inability to obtain sufficient quantities of contact lenses would have a material adverse effect on our business, financial condition and results of operations.

 We obtain a large percentage of our inventory from a limited number of suppliers.

   A single distributor supplied us with approximately 40% and 47% of our inventory in 1997 and 1998, respectively, and our top three suppliers accounted for approximately 72% and 70% of our inventory in 1997 and 1998, respectively. We believe that none of these suppliers is authorized by contact lens manufacturers to distribute their products. In the event that any of these suppliers could no longer supply us with contact lenses, we may not be able to secure other adequate sources of supply, or may not be able to obtain our inventory on terms as favorable to us as our current supply. Either circumstance could adversely affect us by increasing our costs or, in the event adequate replacement supply cannot be secured, reducing our net sales.

 We expect to incur losses in the near-term and cannot assure you that our new advertising strategies will prove successful. Our quarterly results are likely to vary based upon the level of sales and marketing activity in any particular quarter.

   We expect to incur significant expenditures in order to increase awareness of the 1-800 CONTACTS and www.contacts.com brand names through sales and marketing and other promotional activities. Although we have been profitable in the past, we expect to incur near-term losses as a result of these expenditures. In addition, we cannot assure you that our new sales and marketing activities will prove successful or will result in increases in our net sales comparable to historical levels. Furthermore, we currently expense all advertising costs, including all direct-mail advertising costs, when the advertising first takes place. As a result, quarter-to-quarter comparisons are impacted by the timing of television, radio and Internet advertisements and by the mailing of our printed advertisements within and between quarters. The volume of mailings and other advertising may vary in different quarters and from year to year depending on our assessment of prevailing market opportunities. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to fall.

 We are dependent on our telephone, Internet and management information systems.

   Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis, and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information systems. A significant disruption in our telephone, Internet or management information systems could adversely affect our relations with our customers and our ability to manage our operations. From time to time, we have experienced temporary interruptions in our telephone service as a result of the technical problems experienced by our long-distance carrier. In 1998, we experienced three interruptions, which lasted on average approximately two to three hours each. We cannot assure you that similar interruptions will not occur in the future or that such interruptions would not have a material adverse effect on our business, financial condition and results of operations. Furthermore, we cannot assure you that extended or repeated reliance on our back-up computer systems would not have a material adverse effect on our business, financial condition and results of operations.

 We have limited operating history.

   We were formed in February 1995 as the successor to the business founded by our Vice President of Operations in March 1991. Our toll-free telephone number, 1-800 CONTACTS, began operations in July 1995 and our website, www.1800contacts.com, began operations in October 1995. As a result, there is only limited financial information and operating information available for a potential investor to evaluate an investment in our common stock. In addition, our limited operating history and rapid growth in net sales make it difficult to forecast future operating results and reduce the relevance of quarter-to-quarter comparisons.

 The retail sale of contact lenses is highly competitive. Certain of our competitors are large, national optical chains that have greater resources than we have.

   The retail sale of contact lenses is a highly competitive and fragmented industry. Our principal competitors include ophthalmologists and optometrists in private practice and retail chain stores, which we believe collectively accounted for approximately 70% of all contact lens sales in 1998. We also compete with national optical chains, such as Cole Vision, LensCrafters and National Vision Association and mass merchandisers, such as Wal-Mart, Sam's and Costco, which we believe accounted for approximately 25% of all contact lens sales in 1998. We also compete with other direct marketers of contact lenses. We may face increased competition in the future from new entrants in the direct marketing business, which may include national optical chains and mass merchandisers, some of which may have significantly greater resources than we have.

In addition, many of our competitors, including most eye care practitioners, national optical chains and mass merchandisers, have direct supply arrangements with contact lens manufacturers, which in some cases affords such competitors with better pricing terms and access to supply. In light of such intense competition, we cannot assure you that we will be able to maintain our current market position or realize our anticipated growth.

 The demand for contact lenses could be substantially reduced if alternative technologies to permanently correct vision gain in popularity.

   We also encounter competition from manufacturers of eyeglasses and from alternative technologies, such as surgical refractive procedures, including new refractive laser procedures such as PRK, or photo refractive keratectomy, and LASIK, or laser in situ keratomileusis. If surgical refractive procedures become increasingly accepted as an effective and safe technique for permanent vision correction, they could substantially reduce the demand for contact lenses by enabling patients to avoid the ongoing cost and inconvenience of contact lenses. Accordingly, we cannot assure you that these procedures, or other alternative technologies that may be developed in the future, will not cause a substantial decline in the number of contact lens wearers and thus have a material adverse effect on our business, financial condition and results of operations.

 We are dependent to a large degree on the services of our senior management team.

   We are dependent to a large degree on the services of our senior management team, particularly Jonathan C. Coon, our President and Chief Executive Officer, and John F. Nichols, our Vice President, Operations. In February 1998, Messrs. Coon and Nichols each entered into three year employment agreements with us. The loss of any of our key executives could have a material adverse effect on us. Our ability to manage our anticipated growth will depend on our ability to identify, hire and retain highly skilled management and technical personnel. Competition for such personnel is intense. As a result, we cannot assure you that we will be successful in attracting and retaining such personnel, and the failure to attract and retain such personnel could have a material adverse effect on our business, financial condition and results of operations. See "Management."

 Our executive officers and directors have the ability to effectively control substantially all actions taken by our stockholders.

   Upon completion of this offering, Messrs. Coon, Nichols and Yacktman will own 2,488,504 shares of our common stock and control approximately 34% of our aggregate voting power. Acting together, these stockholders can effectively control substantially all actions taken by our stockholders, including the election of directors. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of 1-800 CONTACTS that might otherwise be beneficial to stockholders and may also discourage acquisition bids for 1-800 CONTACTS and limit the amount certain investors may be willing to pay for shares of the common stock. See "Management" and "Principal and Selling Stockholders."

 We do not have any property rights in the 1-800 CONTACTS telephone number or the Internet addresses that we use.

   We believe that a large portion of our success is attributable to the competitive advantage we enjoy as a result of our toll-free telephone number. While we have obtained the right to use the phone number 1-800 CONTACTS as well as common "CONTACTS" misdials, we may not be able to obtain rights to use the CONTACTS phone number as new toll-free prefixes are issued. Under applicable FCC rules, we do not have and cannot acquire any property rights to this telephone number. As a result, we cannot assure you that we will be able to retain the use of the 1-800 CONTACTS telephone number in the future. The loss of our ability to use the 1-800 CONTACTS number would have a material adverse effect on our business, financial condition and results of operations.

   We also have obtained the rights to various Internet addresses, including but not limited to www.1800contacts.com, www.contacts.com and www.contactlenses.com. We cannot practically acquire rights to all addresses similar to www.contacts.com. If third parties obtain rights to use similar addresses, these third parties may confuse our customers and cause our customers to inadvertently place orders with these third parties, which could result in lost sales for us and could damage our brand. As with telephone numbers, we do not have and cannot acquire any property rights in Internet addresses. As a result, we cannot assure you that we will be able to retain the use of our addresses. The loss of our ability to use our Internet addresses would have a material adverse effect on our business, financial condition and results of operations.

 We may be adversely impacted by the Year 2000 issue.

   We are currently performing analysis and testing of Year 2000 compliance on our computer applications, internal technology systems and embedded technology. After completing our analysis and testing, we believe that we will be able to take any necessary steps to become Year 2000 compliant. If this analysis and testing, and any necessary corrective actions, are not completed timely, the Year 2000 issue could have a material impact on our operations.

   We are currently unable to determine the effects of Year 2000 compliance by third parties that are significant to our operations. We have received several responses to correspondence sent to significant third parties. We are reviewing these responses to assess the third parties' Year 2000 compliance and to determine the extent to which our operations will be impacted by those third parties' failure, if any, to adequately address their own Year 2000 issues. If the systems of critical third parties are not in compliance, our operations will be adversely affected. To date, we have not developed a contingency plan in the event that one or more of these third parties are not Year 2000 compliant.

 Increases in the cost of shipping, postage or credit card processing could adversely affect our business.

   We ship our products to customers by United States mail and other overnight delivery and surface services. We generally invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. In addition, we use direct mailings to advertise our products and receive a majority of our payments from customers using credit cards. Any increases in shipping, postal or credit card processing rates could have an adverse effect on our operating results as we may not be able to effectively pass such increases on to our customers. Similarly, strikes or other service interruptions by these shippers could adversely affect our ability to market or deliver our products on a timely basis. See "Business--Customers and Marketing."

 Our business could be adversely affected if we are required to collect state sales tax on the sale of products.

   At present, we do not collect sales or other similar taxes in connection with the sale of our products to consumers located outside the state of Utah. From time to time, various states have sought to impose state sales tax collection obligations on out-of-state direct marketing companies such as ours. A successful assertion by one or more states that we should have collected or should be collecting sales taxes on the sale of our products could result in additional costs and administrative expenses to us and corresponding price increases to our customers, which could adversely affect our business, financial condition and results of operations.

 We face an inherent risk of exposure to product liability claims in the event that the use of the products we sell results in personal injury.

   We face an inherent risk of exposure to product liability claims in the event that the use of the products we sell results in personal injury. Although we have not experienced any losses due to product liability claims, we cannot assure you that we will not experience such losses in the future. We maintain insurance against product liability claims, but we cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on terms acceptable to us. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity against us, could have a material adverse effect on our business, financial condition and results of operations.

 We conduct our operations through a single distribution facility.

   All of our inventory is stored and shipped from our distribution center in Salt Lake City. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. We cannot assure you that we have anticipated all of the changing demands that our expanding operations will impose on our receiving and distribution system or that events beyond our control, such as disruptions in operations due to labor disagreements, shipping problems, fires or natural disasters, will not result in a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Internet

 Our success is dependent, in part, on continued growth in use of the Internet.

   The Internet is new and rapidly evolving. A decrease in the growth of Internet usage would adversely affect our business, results of operations and financial condition. The following factors may inhibit growth in Internet usage, limit visits to our Internet addresses or limit orders placed through our website:

  . inadequate Internet infrastructure;

  . security and privacy concerns;

  . inconsistent quality of service; and

  . unavailability of low cost, high-speed service.

   Our success is dependent, in part, upon the ability of the Internet infrastructure to support increased use. The performance and reliability of the Internet may decline as the number of users increases or the bandwidth requirements of users increase. The Internet has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays occur frequently in the future, Internet usage, including usage of our website, could grow slowly or decline. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly.

 Our success is dependent on continued growth of Internet commerce.

   Our ability to generate a profit in the future depends substantially upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Rapid growth in commercial online businesses is a recent phenomenon. We cannot assure you that a sufficiently broad base of consumers will visit, or continue to visit, our website. Demand for recently introduced services and products over the Internet is subject to a high level of uncertainty. The development of the Internet is subject to a high level of uncertainty. The development of the Internet as a viable means of marketing products directly to consumers is subject to a number of factors, including continued growth in the number of users of such services, concerns about transaction security, continued development of the necessary technological infrastructure, and the development of complementary services and products. Failure of the Internet and online businesses to become a viable means of marketing products directly to consumers would adversely affect our business, results of operations and financial condition.

 Online security breaches could harm our business.

   The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users' personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

   We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Our insurance policies' limits may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

 Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

   Online commerce is new and rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. Currently, there are few laws or regulations directly applicable to the Internet or online commerce on the Internet, and the laws governing the Internet that exist remain largely unsettled. The most recent session of the U.S. Congress resulted in Internet laws regarding online children's privacy, copyrights and taxation. This or similar legislation could dampen growth in use and acceptance of the Internet. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could adversely affect our business operations.

   In addition, several telecommunications carriers have requested the Federal Communications Commission to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could adversely affect our business operations.

 Changing technology could adversely affect the operation of our website.

   The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address our customers' changing preferences, however, we may experience difficulties that delay or prevent our being able to do so.

Risks Related to this Offering

 The price of our common stock has been volatile and could continue to fluctuate in the future.

   The market price for shares of the common stock has been volatile and could fluctuate substantially based on a number of factors, including quarter-to-quarter variations in our results of operations, news announcements, changes in general market conditions for contact lenses, regulatory actions, adverse publicity regarding us or the industry in general, changes in financial estimates by securities analysts and other factors. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the common stock, regardless of our actual performance.

 You should be aware that we do not anticipate paying cash dividends on our common stock.

   We intend to retain all future earnings for use in our business and, therefore, do not anticipate paying any cash dividends on the common stock in the foreseeable future. In addition, our senior credit facility currently prohibits us from paying any cash dividends on our common stock. See "Dividend Policy."

 Our management will have broad discretion over a portion of proceeds from this offering.

   Our management will have broad discretion to allocate the net proceeds from this offering, including uses that stockholders may not deem desirable. We may not be able to yield a significant return on any investment of these proceeds. Substantially all of our proceeds from the offering will be invested in short-term, interest-bearing, investment grade securities immediately following the offering. See "Use of Proceeds."

 Future sales of our common stock could cause the price of our shares to decline.

   Future sales of the shares of common stock could have a material adverse effect on the price of our common stock. Upon completion of the offering, we expect to have 7,282,394 shares of common stock outstanding. Of these shares, 4,421,826 shares of common stock (4,727,826 shares if the underwriters' overallotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, except any such shares which may be acquired by an "affiliate" of ours. In addition, subject to certain 180-day "lock up" agreements described in this prospectus, approximately 2,860,568 shares of common stock will be eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

 Certain provisions in our charter documents could delay or prevent a change in control.

   Certain provisions of our restated certificate of incorporation and our by-laws may inhibit changes in control of us not approved by our board of directors. These provisions include:

  . a classified board of directors;

  . a prohibition on stockholder action through written consents;

  . a requirement that special meetings of stockholders be called only by our board of directors or chief executive officer;

  . advance notice requirements for stockholder proposals and nominations;

  . limitations on the ability of stockholders to amend, alter or repeal the by-laws; and

  . the authority of the board of directors to issue without stockholder approval preferred stock with such terms as the board of directors may determine.

We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

                               ----------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include statements regarding our sales and marketing plans, our growth strategy in general, expectations concerning growth in the contact lens market, certain financial projections and the planned use of proceeds. When used in this prospectus, the words "anticipate," "expect," "believe," "intend" and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ from those projected in any forward-looking statements. The forward-looking statements are made as of the date of this prospectus and we assume no obligation to update such forward-looking statements, or to update the reasons why actual results may differ from those projected in the forward-looking statements. Numerous factors, including without limitation factors mentioned in the "Risk Factors" section of this prospectus, many of which are beyond the control of our management, could cause future results to differ substantially from those contemplated in such forward-looking statements.

                                USE OF PROCEEDS

   Our net proceeds from this offering, after deducting applicable underwriting discounts and our estimated expenses, are estimated to be approximately $21.0 million (assuming a public offering price of $22.63 per share). We expect to use approximately $10.0 million to fund advertising and brand development and to use any remaining net proceeds for general corporate purposes, including working capital. The anticipated uses of our net proceeds are subject to change due to the actual circumstances of operating our business. Pending such uses, we currently plan to invest the net proceeds in investment grade, short-term, interest-bearing securities.

   We believe opportunities may exist from time to time to expand our current business through acquisitions, strategic ventures and international expansion. We may use a portion of the net proceeds from this offering for these purposes. We are not currently a party to any contracts, letters of intent, commitments or agreements, and are not currently engaged in active negotiations, with respect to any acquisitions or strategic ventures.

   We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                         MARKET PRICE FOR COMMON STOCK

   Our common stock is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol "CTAC." Our common stock commenced trading on February 10, 1998. The following table sets forth the high and low closing sale prices per share for our common stock as reported by the Nasdaq for the periods presented:

                                                                 High     Low
                                                                ------- -------
      1998:
        First Quarter (beginning February 10, 1998)............ $20.875 $13.563
        Second Quarter.........................................  19.875  13.000
        Third Quarter..........................................  16.375   5.625
        Fourth Quarter.........................................  18.000   4.750
      1999:
        First Quarter.......................................... $17.750 $10.625
        Second Quarter (through June 8, 1999)..................  22.750  17.000

   As of the close of business on June 8, 1999, there were approximately 63 holders of record of our common stock. We believe that we have a significantly larger number of beneficial holders of common stock. A recently reported last sale price of our common stock on the Nasdaq is set forth on the cover page of this prospectus.

                                DIVIDEND POLICY

   We anticipate that all of our future earnings will be retained to finance the expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. In addition, our credit facility prohibits us from paying any cash dividends on our common stock.

   Immediately prior to the consummation of our IPO, we entered into an agreement to distribute to our then existing stockholders an amount equal to our retained earnings from our formation date through the date of the termination of our S corporation status. The distribution (net of notes receivable from stockholders of $599,689) was in the form of promissory notes, totaling $982,995. These promissory notes were paid in full during the first quarter of fiscal 1998. Subsequent to this S corporation distribution, we have not declared or paid any cash or other dividends on our common stock and do not expect to pay dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth the actual capitalization of 1-800 CONTACTS as of April 3, 1999 and the as adjusted capitalization of 1-800 CONTACTS to give effect to its sale of 1,000,000 shares of common stock pursuant to this offering, assuming a public offering price of $22.63 per share and the application of the net proceeds to us therefrom as described under "Use of Proceeds." This table should be read in conjunction with the financial statements of 1-800 CONTACTS and notes thereto included elsewhere in this prospectus.

                                                           April 3, 1999
                                                      ------------------------
                                                                       As
                                                        Actual     Adjusted(a)
                                                      -----------  -----------
Long-term obligations:
  Capital lease obligation, less current portion..... $    20,371  $    20,371
Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized, no shares issued or outstanding.......         --           --
Common stock, $0.01 par value, 20,000,000 shares
 authorized; 6,430,568 shares issued on an actual
 basis; 7,430,568 shares issued on an as adjusted
 basis (b)...........................................      64,306       74,306
  Additional paid-in capital.........................  23,009,439   43,997,939
  Accumulated deficit................................  (7,891,895)  (7,891,895)
  Treasury stock at cost, 155,204 shares.............  (1,861,112)  (1,861,112)
                                                      -----------  -----------
    Total stockholders' equity.......................  13,320,738   34,319,238
                                                      -----------  -----------
    Total capitalization............................. $13,341,109  $34,339,609
                                                      ===========  ===========

--------

(a) Assuming a public offering price of $22.63 per share, less the underwriters' discounts and the estimated expenses of the offering.

(b) Does not include 258,795 shares of common stock issuable upon the exercise of outstanding options or 240,519 additional shares of common stock reserved for issuance under our stock option plan. See "Management-- Incentive Stock Option Plan."

                            SELECTED FINANCIAL DATA

   The financial data for the year ended December 31, 1994 and the one month period ended January 1, 1995 are derived from the audited consolidated financial statements of the Predecessor. The financial data for the eleven month period ended December 31, 1995 and the years ended December 31, 1996 and 1997 and January 2, 1999 (Fiscal Year 1998) have been derived from our audited financial statements. The financial data for the quarters ended April 4, 1998 and April 3, 1999 have been derived from our unaudited financial statements, which, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation. Results for the quarter ended April 3, 1999 are not necessarily indicative of results for the full year. The selected financial data below should be read in conjunction with the financial statements and the notes thereto of the Predecessor and our financial statements and the notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition." Our financial statements for the three years ended January 2, 1999 and for the quarters ended April 4, 1998 and April 3, 1999 are included in this prospectus.

                          Predecessor(1)                                      Company
                     ------------------------ ---------------------------------------------------------------------------
                                   One Month  February 1,
                      Year Ended     Ended      1995 to               Fiscal Year                 First Fiscal Quarter
                     December 31, January 31, December 31, ------------------------------------  ------------------------
                         1994        1995         1995        1996        1997         1998         1998         1999
                     ------------ ----------- ------------ ----------  -----------  -----------  -----------  -----------
Statement of
 Operations Data:
Net sales..........    $212,584     $21,552     $587,918   $3,628,296  $21,115,314  $59,875,941  $10,429,304  $22,304,257
Cost of goods
 sold..............     117,326      13,069      355,466    2,215,306   14,024,523   37,315,413    6,628,913   13,909,147
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Gross profit.......      95,258       8,483      232,452    1,412,990    7,090,791   22,560,528    3,800,391    8,395,110
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Advertising
 expense...........         375         --       106,339      468,146    3,485,619   24,206,857    2,003,660    5,410,276
Other selling,
 general and
 administrative
 expenses..........      78,209       9,369      211,559      573,166    2,459,602    7,334,668    1,134,266    2,589,829
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Total selling,
 general and
 administrative
 expenses..........      78,584       9,369      317,898    1,041,312    5,945,221   31,541,525    3,137,926    8,000,105
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations........      16,674        (886)     (85,446)     371,678    1,145,570   (8,980,997)     662,465      395,005
Other income
 (expense), net....         --          --        (9,105)     (23,315)    (113,162)     445,710       80,236       84,385
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Income (loss)
 before benefit
 (provision) for
 income taxes......      16,674        (886)     (94,551)     348,363    1,032,408   (8,535,287)     742,701      479,390
Benefit (provision)
 for income taxes..         --          --           --           --           --       642,679     (953,908)    (182,213)
                       --------     -------     --------   ----------  -----------  -----------  -----------  -----------
Net income
 (loss)(2).........    $ 16,674     $  (886)    $(94,551)  $  348,363  $ 1,032,408  $(7,892,608) $  (211,207) $   297,177
                       ========     =======     ========   ==========  ===========  ===========  ===========  ===========
Basic and diluted
 net income (loss)
 per common share..                                                                 $     (1.27) $     (0.04) $      0.05
                                                                                    ===========  ===========  ===========
Pro Forma Statement
 of Operations
 Data:
Income (loss)
 before benefit
 (provision) for
 income taxes......                             $(94,551)  $  348,363  $ 1,032,408  $(8,535,287) $   742,701  $   479,390
Pro forma benefit
 (provision) for
 income taxes......                               36,402     (134,120)    (397,477)     642,679     (278,337)    (182,213)
                                                --------   ----------  -----------  -----------  -----------  -----------
Pro forma net
 income (loss)(3)..                             $(58,149)  $  214,243  $   634,931  $(7,892,608) $   464,364  $   297,177
                                                ========   ==========  ===========  ===========  ===========  ===========
Pro forma basic net
 income (loss) per
 common share......                                                    $      0.14  $     (1.27) $      0.08  $      0.05
                                                                       ===========  ===========  ===========  ===========
Pro forma diluted
 net income (loss)
 per common
 share(4)..........                                                    $      0.13  $     (1.27) $      0.08  $      0.05
                                                                       ===========  ===========  ===========  ===========
Balance Sheet Data
 (at end of
 period):
Working capital
 (deficit).........    $ 13,449     $11,762     $(12,093)  $ (204,080) $(1,621,522) $11,844,537  $19,224,770  $10,327,024
Total assets.......      25,574      23,687      243,845    1,156,646    7,781,064   18,016,136   28,525,698   22,438,188
Total debt
 (including current
 portion)..........         --          --       207,864      370,705    2,759,837       66,877       85,237       58,056
Stockholder's
 equity (deficit)..      22,818      21,032      (28,412)     146,359      854,358   14,832,825   22,528,525   13,320,738

--------
(1) The historical financial and operating data of the Predecessor was derived from the historical financial and operating data of Discount Lens Club.
(2) Prior to February 9, 1998, we were an S corporation and were not subject to federal and certain state income taxes.
(3) Pro forma net income (loss) reflects historical net income less pro forma income taxes. Pro forma income taxes are provided, as if we had been a C corporation rather than an S corporation for the above periods. Prior to the closing of our IPO, our S corporation status was terminated; at that date, we recorded a non-recurring, non-cash charge to earnings to recognize deferred income taxes.
(4) Pro forma diluted net income (loss) per common share is based on the weighted average shares of common stock and stock equivalents outstanding, including actual shares outstanding and shares deemed to be outstanding determined using the treasury stock method. The shares deemed to be outstanding for 1997 include the number of shares sufficient to fund the net S corporation distribution of approximately $983,000. See "Dividend Policy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We believe we are the world's largest direct marketer of contact lenses. We were formed in February 1995 and are the successor to the mail order business founded by our Vice President of Operations in March 1991. Since our formation, we have experienced significant growth in net sales. Our net sales have grown rapidly, from $3.6 million in 1996 to $59.9 million in 1998 and from $10.4 million in the first quarter of 1998 to $22.3 million in the first quarter of 1999.

   Prior to consummation of our IPO in February 1998, we operated as an S corporation and, as a result, had not been subject to federal or certain state income taxes. In connection with the consummation of the IPO, we revoked our S Corporation status and became subject to federal and state income taxes. As a result, we recorded a net deferred tax liability and the related deferred tax provision of approximately $791,000 for the tax effect of the differences between financial statement and income tax basis of assets and liabilities that existed at the termination date of the S corporation election.

   Effective January 1, 1998, we changed from a calendar year end to a 52/53 week year ending on the Saturday nearest to December 31. Due to this change, fiscal year 1998 represents 52 weeks and 3 days, covering the period January 1, 1998 to January 2, 1999 and the first quarter of 1998 represents 13 weeks and 3 days.

   During 1998, we began utilizing a variety of new advertising vehicles, including an extensive television marketing campaign, new print vehicles, Internet and radio spots. As direct-response information became available during the fourth quarter of 1998, we determined that our ability to track individual sales to specific advertising campaigns was restricted as a result of the variety of new advertising vehicles utilized. Therefore, beginning in the fourth quarter of 1998, we began expensing all advertising costs, including all direct-mail advertising costs, when the advertising first takes place. As a result, quarter-to-quarter comparisons are impacted by the timing of television, radio and Internet advertisements and by the mailing of our printed advertisements within and between quarters. The volume of mailing and other advertising may vary in different quarters and from year to year depending on our assessment of prevailing market opportunities.

   The sale and delivery of contact lenses are generally governed by state laws and regulations. We sell to customers in all 50 states, and each sale is likely to be subject to the laws of the state where the customer is located. Our operating practice is to attempt to obtain a valid prescription from each of our customers or his/her eyecare practitioner. If we are unable to obtain a copy of or verify the customer's prescription, our practice is to ship the lenses to the customer based on the information that the customer has provided. We retained legal counsel to identify and summarize the applicable laws of each of the states in which we generate material sales. We compared our operations to the applicable requirements of the laws contained in such summaries. Based on such comparison, we estimate that approximately one-third of our 1998 net sales appeared to conform to the requirements of applicable state laws and regulations.

Results of Operations

   The following table presents our results of operations expressed as a percentage of net sales for the periods indicated:

                                                                    First
                                                                   Fiscal
                                              Fiscal Year          Quarter
                                           -------------------   ------------
                                            1996   1997  1998    1998   1999
                                           -----  -----  -----   -----  -----
Net sales................................. 100.0% 100.0% 100.0%  100.0% 100.0%
Cost of goods sold........................  61.1   66.4   62.3    63.6   62.4
                                           -----  -----  -----   -----  -----
Gross profit..............................  38.9   33.6   37.7    36.4   37.6
Selling, general and administrative
 expenses.................................  28.7   28.2   52.7    30.1   35.9
                                           -----  -----  -----   -----  -----
Income (loss) from operations.............  10.2    5.4  (15.0)    6.3    1.7
Other income (expense), net...............  (0.6)  (0.5)   0.7     0.8    0.4
                                           -----  -----  -----   -----  -----
Income (loss) before benefit (provision)
 for income taxes.........................   9.6    4.9  (14.3)    7.1    2.1
Pro forma benefit (provision) for income
 taxes....................................  (3.7)  (1.9)   1.1    (2.6)  (0.8)
                                           -----  -----  -----   -----  -----
Pro forma net income (loss)...............   5.9%   3.0% (13.2)%   4.5%   1.3%
                                           =====  =====  =====   =====  =====

Quarter Ended April 3, 1999 Compared to Quarter Ended April 4, 1998

   Net sales. Net sales for the quarter ended April 3, 1999 increased 114% to $22.3 million from $10.4 million for the quarter ended April 4, 1998. We believe that this increase in net sales reflects some of the benefits of our increased television and Internet advertising. Internet sales for the first quarter of 1999 were approximately $2.5 million as compared to an insignificant amount for the first quarter of 1998. We are also realizing the benefits of repeat sales from a growing customer base. Repeat sales for the first quarter of 1999 increased 174% to $10.7 million from $3.9 million for the first quarter of 1998. Although we believe that sales will increase substantially in 1999 as compared to 1998, we expect the rate of growth in net sales to decrease in future quarters of 1999.

   Gross profit. Gross profit as a percentage of sales increased to 37.6% for the quarter ended April 3, 1999 from 36.4% for the quarter ended April 4, 1998. With the increase in sales, we were able to obtain inventory at lower costs because of purchase volumes and more competitive pricing resulting from access to more vendors.

   Selling, general and administrative expenses. Selling, general and administrative expenses for the quarter ended April 3, 1999 increased $4.9 million, or 155%, from the quarter ended April 4, 1998. As a percentage of net sales, selling, general and administrative expenses increased to 35.9% in the first quarter of 1999 from 30.1% in the 1998 period. The increases in expense and as a percentage of net sales are due to our decision in the fourth quarter of 1998 to begin to expense all advertising costs when the advertising first takes place and the increase in sales and marketing activity and the related increase in general and administrative expenditures considered necessary to support our growth. Advertising as a percentage of sales was 24.3% in the first quarter of 1999 as compared to 19.2% for the first quarter of 1998. We expect that advertising spending as well as advertising as a percentage of sales in fiscal year 1999 will be slightly less than in fiscal year 1998. However, if opportunities present themselves, we may increase advertising spending above currently planned levels.

   Other income (expense), net. Other income (expense) increased slightly to approximately $84,000 in the first quarter of 1999 from approximately $80,000 in the first quarter of 1998. The decrease in interest income due to lower cash balances was offset by the decrease in interest expense as the majority of debt was paid off during the first quarter of 1998 with proceeds from the IPO.

   Income taxes. The pro forma provision for income taxes for the first quarter of 1998 has been determined assuming we had been taxed as a C corporation for federal and state income tax purposes for the quarter. Our future effective tax rate will depend upon future taxable income and changes in the valuation allowance associated with the deferred tax assets. We anticipate that our future effective income tax rate will be approximately 38%.

Year Ended January 2, 1999 Compared to Year Ended December 31, 1997

   Net sales. Net sales for the year ended January 2, 1999 increased 184% to $59.9 million from $21.1 million for the year ended December 31, 1997. We believe that this increase in net sales reflects some of the benefits of our increased television and Internet advertising. We are also realizing the benefits of repeat sales from a growing customer base. Repeat sales in fiscal 1998 reached $22.6 million, exceeding total net sales for 1997 of $21.1 million.

   Gross profit. Gross profit as a percentage of sales increased to 37.7% for the year ended January 2, 1999 from 33.6% for the year ended December 31, 1997. With the increase in sales, we were able to obtain inventory at lower costs because of purchase volumes and more competitive pricing resulting from access to more vendors.

   Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended January 2, 1999 increased 431% to $31.5 million from $5.9 million for the year ended December 31, 1997. As a percentage of net sales, selling, general and administrative expenses increased to 52.7% in fiscal 1998 from 28.2% in 1997. During fiscal 1998, we continued to increase our sales and marketing activity. Advertising as a percentage of sales was 40.4% in fiscal 1998 as compared to 16.5% in 1997.

   During 1998, we began utilizing a variety of new advertising vehicles, including new print vehicles, Internet and radio spots, and an extensive television marketing campaign. As direct-response information became available during the fourth quarter of 1998, we determined that our ability to track individual sales to specific advertising campaigns was restricted as a result of the variety of new advertising vehicles utilized. Therefore, beginning in the fourth quarter of 1998, we began expensing all advertising costs, including all direct-mail advertising costs, when the advertising first takes place. We also determined that for previously deferred advertising costs the period during which the future benefits were expected to be received was shortened and accordingly is amortizing the balance at the beginning of the fourth quarter of 1998 over five months.

   Other income (expense), net. The increase in other income (expense) is due to interest income from funds received in our IPO in excess of the interest expense incurred prior to the initial public offering.

   Income taxes. The pro forma provision for income taxes has been determined assuming we had been taxed as a C corporation for federal and state income tax purposes for the year.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Net sales. Net sales for the year ended December 31, 1997 increased 482% to $21.1 million from $3.6 million for the year ended December 31, 1996. This increase was primarily attributable to higher sales volumes due to additional sales and marketing activities.

   Gross profit. Gross profit as a percentage of sales decreased to 33.6% for the year ended December 31, 1997 from 38.9% for the year ended December 31, 1996. Our gross profit margin for the year ended December 31, 1996 was positively impacted by the sale of manufacturers' promotional products, which generally have higher margins.

   Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased 471% to $5.9 million from $1.0 million for the year ended December 31, 1996 due to the increase in sales and marketing activity and the related increase in expenditures necessary to support the increased sales. As a percentage of net sales, selling, general and administrative expenses decreased to 28.2% in 1997 from 28.7% in 1996. This decrease was largely due to the fixed nature of many such expenses, including rent, salaries, depreciation and certain equipment costs.

   Other income (expense), net. The decrease in other income (expense) was primarily attributable to an increase in interest expense due to increased borrowings by us from one of our stockholders and under our credit facility. This increase in interest expense was offset partially by an increase in other income primarily due to an increase in interest income from stockholders' notes receivable.

   Income taxes. The pro forma provision for income taxes was determined assuming we had been taxed as a C corporation for federal and state income tax purposes for 1997 and 1996.

Liquidity and Capital Resources

   We have historically funded our growth through a combination of funds generated from operations and borrowings. During February 1998, we issued 2,213,750 shares of common stock in connection with our IPO, which included 288,750 shares pursuant to the underwriters' over-allotment option. The proceeds received from the IPO, net of underwriting commissions and offering costs, totaled approximately $24.9 million. We used these funds to enhance growth through increased advertising expenditures and to increase inventory levels in anticipation of future sales. In order to help ensure sufficient supply of inventory, we generally carry a higher level of inventory than if we were able to purchase directly from all contact lens manufacturers.

   For the quarters ended April 3, 1999 and April 4, 1998, net cash provided by (used in) operating activities was approximately $7.1 million and $(1.9) million, respectively. In the 1999 period, cash was provided primarily by increases in accounts payable and accrued liabilities. In the 1998 period, cash was used primarily to fund our growth as we significantly increased inventory levels and advertising spending.

   For 1998, 1997 and 1996, net cash provided by (used in) operating activities was approximately $(13.8) million, $(1.0) million and $0.1 million, respectively. For all years, cash was used primarily to fund our growth as we increased inventory levels and advertising spending.

   We used approximately $465,000 and $446,000 for investing activities for the quarters ended April 3, 1999 and April 4, 1998, respectively. The majority of these amounts relate to capital expenditures for infrastructure improvements. The amounts related to capital expenditures for the 1999 and 1998 periods were approximately $443,000 and $418,000 (including approximately $287,000 in deposits), respectively. We began operations in our new distribution center in February 1999. This new facility is several times the size of the prior distribution center and is strategically located near the Salt Lake City, Utah airport. We anticipate additional capital expenditures for infrastructure as we continue to expand and improve operating facilities, telecommunications systems and management information systems in order to handle future growth.

   On May 4, 1999, we acquired the assets of Contact Lenses Online, Inc. ("CLO") for $1.2 million in cash to be paid as follows: $600,000 on the closing date, $300,000 six months after the closing date and $300,000 one year after the closing date. The assets acquired include the web address, www.contactlenses.com, various telephone numbers and CLO's customer database.

   We used approximately $2.0 million, $0.9 million and $0.4 million for investing activities in 1998, 1997 and 1996, respectively. The majority of these amounts relate to capital expenditures for infrastructure improvements and increases in notes receivable from shareholders. We received payment in full on the notes receivable during the first quarter of 1998, as the notes were netted with the S corporation distribution paid during the period. The amounts related to capital expenditures for 1998, 1997 and 1996 were approximately $2,013,000, $488,000 and $175,000, respectively. We completed the move into our new call center during July 1998. In conjunction with the move, we acquired new telecommunications systems and enhanced our management information systems.

   During the first quarter of 1999, we used approximately $1.8 million for financing activities. We repurchased a total of 155,000 shares of our common stock for a total cost of $1,860,005. This was offset slightly by proceeds from the exercise of common stock options. During the first quarter of 1998, approximately $19.6 million was provided by financing activities, resulting from net proceeds received from our IPO, offset by repayments of debt, distributions to stockholders and the repurchase of stock.

   For 1998, net cash of approximately $19.6 million was provided by financing activities, resulting from net proceeds received from our IPO, offset by repayments of debt, distributions to stockholders (S corporation distribution) and repurchase of stock. For 1997 and 1996, net cash of approximately $1.9 million and $0.3 million, respectively, was provided by financing activities. These amounts primarily represent borrowings from one of our stockholders and borrowings under our credit facility.

   On October 13, 1998, our board of directors authorized a repurchase of up to 500,000 shares of our common stock. A purchase of the full amount would equal approximately 7.8 percent of the 6,430,568 shares issued. The repurchase of common stock is subject to market conditions and is accomplished through periodic purchases at prevailing prices on the open market, by block purchases or in privately negotiated transactions. The repurchased shares will be retained as treasury stock to be used for corporate purposes. Through April 3, 1999, we have repurchased 170,000 shares for a total cost of $1,941,380. The repurchases were funded using cash on hand.

   In August 1997, we established a revolving credit facility to provide for working capital requirements and other corporate purposes. We amended the credit facility in January 1998 and October 1998. As a result, the credit facility provides for borrowings equal to the lesser of $5.0 million or 50 percent of eligible inventory. The credit facility bears interest at a floating rate equal to the lender's prime interest rate plus 1.5 percent (9.25 percent at April 3, 1999). As of April 3, 1999, we had no outstanding borrowings under the credit facility. The credit facility is secured by substantially all of our assets and contains financial covenants customary for this financing.

   We believe that the net proceeds from this offering, together with cash on hand, cash generated from operations and the cash available through our credit facility, will be sufficient to support current operations and future growth through fiscal 2000. We may be required to seek additional sources of funds for accelerated growth or continued growth after that point, and there can be no assurance that such funds will be available on satisfactory terms. Failure to obtain such financing could delay or prevent our planned growth, which could adversely affect our business, financial condition and results of operations.

   As a result of state regulatory requirements, our liquidity, capital resources and results of operations may be negatively impacted in the future if we incur increased costs or fines, are prohibited from selling our products in a particular state(s) or experience losses of a substantial portion of our customers for whom we are unable to obtain or verify a prescription due to the enforcement of requirements by state regulatory agencies.

Year 2000 Issue

   Based on a preliminary review of our current computer applications and internal technology systems, we believe all of our applications and internal technology systems are substantially Year 2000 compliant. To ensure we are Year 2000 compliant, we are currently taking steps to perform a more in-depth analysis and testing of Year 2000 compliance on our computer applications, internal technology systems and embedded technology. We do not expect Year 2000 compliance to be a major issue since we have replaced or upgraded the majority of our critical technology systems within the last two years. However, we believe that after completing this in-depth analysis and testing we will be able to take any necessary steps to become Year 2000 compliant. If this analysis and any necessary corrective actions are not completed timely, the Year 2000 issue could have a material impact on our operations.

   We are currently unable to determine the effects of Year 2000 compliance by third parties that are significant to our operations. We have received several responses to correspondence sent to significant third parties. We are reviewing these responses to assess the third parties' Year 2000 compliance and to determine the extent to which our operations will be impacted by those third parties' failure, if any, to adequately address their own Year 2000 issues. If the systems of critical third parties are not in compliance, our operations will be adversely affected.

   We have not yet incurred any significant costs related to Year 2000 compliance. Once we have completed the above steps, we will be able to determine any significant future costs associated with Year 2000 compliance. Although we have not yet approved a formal Year 2000 contingency plan, we have manual processes, which can be used in the event of system disruption. We expect to approve a formal contingency plan during 1999.

Seasonality

   We do not believe that seasonality has had a material effect on our operations for the quarter ended April 3, 1999 and for the three years ended January 2, 1999.

Inflation

   We do not believe that inflation has had a material effect on our operations for the quarter ended April 3, 1999 and for the three years ended January 2, 1999.

Quantitative and Qualitative Disclosures About Market Risk

   Based on our current operations, we believe we are not subject to significant market risk. As of April 3, 1999, we did not hold any market risk sensitive instruments and had no outstanding debt other than a capital lease obligation of $58,056. In addition, all of our transactions are in U.S. dollars.

                                    BUSINESS

Overview

   We believe that we are the world's largest direct marketer of replacement contact lenses. Through our easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and increasingly through our Internet addresses, which include "www.1800contacts.com," "www.contacts.com" and "www.contactlenses.com," we sell all of the most popular brands of contact lenses, including those manufactured by Johnson & Johnson, CIBA Vision, Bausch & Lomb, Wesley Jessen, Ocular Sciences and CooperVision. Our high volume, cost-efficient operations supported by our proprietary management information system, enable us to offer our products at competitive prices while delivering a high level of customer service. As a result of our extensive inventory, we generally ship approximately 90% of our orders within one business day of receipt. We believe that we offer our customers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Our net sales have grown rapidly, from $3.6 million in 1996 to $59.9 million in 1998 and from $10.4 million in the first quarter of 1998 to $22.3 million in the first quarter of 1999.

   The Internet is our fastest-growing sales channel and a more cost-effective way for us to serve our customers. Our Internet sales have increased from just $44,000, or 0.4% of net sales, during the first quarter of 1998 to $2.5 million, or 11.2% of net sales, during the first quarter of 1999. Selling our products over the Internet eliminates the payroll and long distance costs associated with a telephone order. This increased efficiency allows us to offer Internet customers free shipping in addition to other services not possible with phone orders such as shipping confirmation and online order tracking. We believe that our customers will increasingly use the Internet to order and reorder replacement contact lenses.

   We market our products through a national advertising campaign. As compared to other direct marketers of replacement contact lenses, we believe that our toll-free telephone number and Internet addresses afford us a significant competitive advantage in generating consumer awareness and repeat business. We spent approximately $22.7 million on advertising in 1998 and intend to use a significant portion of the net proceeds from this offering to further increase our sales and marketing activities. Our experience has been that increases in advertising expenditures have a direct impact on the growth of net sales. We believe that the planned increase in advertising activities will enable us to attract significant numbers of new customers. In particular, our new marketing campaign will be designed to continue to build brand awareness and to more prominently feature our Internet address, www.contacts.com.

Industry Overview

   Industry analysts estimate that over 50% of the United States' population need some form of corrective eyewear. Contact lenses have become a convenient, cost effective alternative to eyeglasses, and the number of contact lens wearers is expected to increase as technology further improves the convenience, comfort and fit of contact lenses. As a result, the contact lens market is large and growing. We estimate, based on published reports, that the U.S. retail market for contact lenses was approximately $3.0 billion in 1998 and, according to industry analysts, is expected to grow at 4% to 6% in 1999, with the disposable market growing at 8% to 12%. The growth in the disposable market is largely due to the shift in the contact lens market away from traditional soft lenses, which generally are replaced on an annual basis, to disposable lenses, which are replaced on a daily, weekly, or bi-weekly basis.

   Traditionally, contact lenses were almost exclusively sold to consumers by either ophthalmologists or optometrists (referred to in this prospectus collectively as "eye care practitioners"). Eye care practitioners would typically supply a patient with his or her initial pair of contact lenses in connection with providing the patient an eye examination and all replacement lenses, regardless of whether the patient was given or required another eye examination. Because the initial fitting of contact lenses requires a prescription written by an eye care practitioner, the initial sale of contact lenses still takes place primarily in this manner. Over the last decade, however, a number of alternative sellers of replacement contact lenses have emerged, including direct marketers.

   We believe that increased consumer awareness of the benefits of the direct marketing of contact lenses will lead to further growth of direct marketing. Purchasing replacement contact lenses from a direct marketer offers the convenience of shopping at home, rapid home delivery, quick and easy telephone or Internet ordering and competitive pricing. In addition, the growth in popularity of disposable contact lenses, which require patients to purchase replacement lenses more frequently, has contributed to the growth of the direct marketing channel. We estimate that direct marketers accounted for approximately 5% of contact lens sales in the United States during 1998. The direct marketing industry continues to grow as many retail customers have migrated towards the convenience and service offered by home shopping, and we expect the direct marketing segment of the contact lens industry to grow in tandem with the growth in the direct marketing industry as a whole.

   The enormous growth and acceptance of the Internet as a medium of communication and commerce presents significant opportunities for direct marketers of contact lenses such as 1-800 CONTACTS. According to Dataquest, more than 43 million households in America currently have Internet access and that number is projected to grow to nearly 95 million households in 2001. The factors driving this growth include the increasing number and decreasing cost of personal computers in homes and offices, technological innovations providing easier, faster and cheaper access to the Internet, the proliferation of content and services being provided on the Internet and the increasing use of the Internet by business and consumers as a medium for conducting business.

   The Internet possesses a number of unique and commercially powerful characteristics that differentiate it from traditional media: users communicate or access information without geographic limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously. The Internet has created a dynamic and particularly attractive medium for commerce, empowering customers to gather more comparative purchasing data than is feasible with traditional commerce systems, to shop in a more convenient manner and to interact with sellers in many new ways. Forrester Research estimates that online retail revenues will increase from approximately $4.8 billion in 1998 to approximately $17.4 billion in 2001. We believe that the Internet provides a convenient and efficient medium for the sale of replacement contact lenses.

   Historically, sales of contact lenses by direct marketers have been impeded by eye care practitioners and contact lens manufacturers. Many eye care practitioners have been reluctant to provide patients with a copy of their prescription or to release such information to direct marketers upon request, thereby prohibiting such patients from purchasing lenses from a direct marketer. In addition, substantially all of the major manufacturers of contact lenses have historically refused to sell contact lenses directly to direct marketing companies and have sought to prohibit their distributors from doing so. These traditional barriers to the direct marketing of contact lenses may be reduced or eliminated in the future. The Federal Trade Commission (the "FTC") has from time to time solicited comments regarding whether eye care practitioners should be required to release contact lens prescriptions to their patients. In addition, the Attorneys General for more than 30 states have joined in a lawsuit against the major contact lens manufacturers and certain eye care practitioners and their trade associations alleging that the manufacturers' policy not to sell to direct marketers was adopted in conspiracy with eye care practitioners to eliminate alternative channels of trade from the contact lens market. See "Government Regulation," and "Purchasing and Principal Suppliers."

Competitive Strengths

   We attribute our success in the direct marketing segment of the contact lens industry and our significant opportunities for growth to several competitive strengths, including the following:

  . 1-800 CONTACTS Telephone Number. We believe that our easy-to-remember, toll-free telephone number, 1-800 CONTACTS, affords us a significant competitive advantage over other direct marketers of contact lenses in our ability to generate consumer awareness in a cost-effective manner. We believe, based upon an independent source, that "vanity" numbers, like 1-800 CONTACTS, generate higher response rates than traditional 1-800 numbers. After we first began using the 1-800 CONTACTS number in July 1995, net sales per advertising dollar increased by over 20%. We believe that we enjoy a higher customer retention rate and higher response rate due in large part to the top-of-mind awareness generated by the 1-800 CONTACTS telephone number.

  . Internet Addresses. We believe that our Internet addresses, www.1800contacts.com, www.contacts.com and www.contactlenses.com, contain the terms that are most commonly used by consumers to search the Internet for a direct marketer of replacement contact lenses. The Internet is our fastest-growing sales channel and represents a significant opportunity for us to increase our net sales as the Internet grows in popularity as a medium of commerce.

  . Proprietary Management Information System. We believe that the operating efficiency resulting from our proprietary management information system gives us a significant competitive advantage over other direct marketers. Our management information system enables us to process both telephone and Internet orders, continually monitor and track our inventory levels on substantially all of our products, rapidly process credit card orders, increase the speed of the shipping process and increase accuracy through the scanning of each order prior to shipment. We believe that our system is capable of supporting our anticipated sales growth in the foreseeable future.

  . Extensive Inventory; Convenient, Rapid Delivery. We stock a large inventory of lenses from which we can ship approximately 90% of our orders within one business day of receipt. Customers generally receive their lenses from us in one to five business days after shipping, depending on whether the customer chooses standard delivery or pays an additional charge for delivery by an overnight courier. We believe that our extensive inventory of over six million contact lenses allows us to deliver lenses to the customer quicker, on average, than eye care practitioners or optical chains, which generally have smaller inventories and place orders for lenses less frequently. In addition, lenses ordered from us are delivered directly to the home or office of the customer, a service which most eye care practitioners, optical chains and discount stores do not offer.

  . Customer Service. We believe that we provide better customer service to replacement lens purchasers than traditional contact lens distributors. Delivering high quality, consistent customer service has been a cornerstone of our strategy since our inception. Our customer service representatives ("CSRs") are trained to provide efficient and accurate order entry and are able to provide each customer with real time product availability information and the estimated delivery date for their lenses. In addition, our CSRs are trained and authorized to handle all customer service issues, including accepting product returns and issuing refunds, if appropriate. We believe that consistently providing every customer with prompt and courteous service throughout their relationship with us increases our ability to attract and retain customers.

  . Loyal Customer Base. We have built a loyal customer base due largely to our focus on delivering a high level of customer service. As of April 3, 1999, we had a customer base of over 800,000 customers. For the twelve month period ended May 31, 1998, each $1.00 of sales to new customers generated $0.78 of reorder sales in the succeeding 12 month period. Approximately $10.7 million of our net sales in the first quarter of 1999 were to repeat customers, compared to sales to repeat customers of approximately $3.9 million in the comparable period in 1998. We expect our sales to repeat customers to continue to grow as the contact lens market continues to shift towards disposable lenses and consumers increase the frequency with which they replace their lenses.

Growth Strategy

   We believe that we have significant opportunities to attract and retain new customers and increase sales through several strategic initiatives, including the following:

  . Increase Brand Awareness. We recently commissioned a study that showed that only 13% of contact lens wearers are aware of the convenient, cost-effective alternative available to them through

   1-800 CONTACTS. Our goal is to make the 1-800 CONTACTS brand synonymous with obtaining replacement contact lenses. To do this, we intend to use a significant portion of the net proceeds from this offering to increase brand awareness for 1-800 CONTACTS and our related website, www.contacts.com, through a nationwide advertising campaign utilizing broadcast, print and Internet media. In addition, we intend to expand our direct marketing campaign to our over 800,000 customers through the U.S. mail and initiate an e-mail-based campaign.

  . Expand Internet-based Advertising and Sales. To date, we have spent only a very small percentage of our advertising budget on Internet-based advertising. We intend to capitalize on our Internet addresses and website by significantly increasing our advertising and other investments in Internet-based sales.

  . Pursue Acquisitions and Strategic Partnerships. We recently acquired certain assets of Contact Lenses Online, including its customer list, Internet addresses and telephone numbers. We believe that the highly fragmented nature of our industry affords us significant opportunities to make additional acquisitions. As a result, we intend to continue to actively pursue strategic acquisitions and partnerships with companies that will allow us to increase our customer base and enhance our brand awareness.

  . Pursue International Expansion. We derived less than 1% of our net sales in 1998 from international sales. According to published reports, the international market for retail contact lens sales was approximately $1.5 billion in 1998. We believe that this market is currently under-served by direct marketing companies and are exploring options with potential partners to penetrate the international markets in Europe and Asia.

  . Enhance Customer Relationships. We intend to enhance our relationships with customers, encouraging more frequent and more extensive use of our website by introducing enhanced product-related content and interactive features. For example, we are currently upgrading our website to enable repeat customers to reorder online in a few easy steps. We believe that the number of reorders placed on the Internet will continue to grow as our customer base increases and the Internet becomes more widely accepted as a medium for commerce. In addition, we are expanding our CSR training program in order to improve customer service. We believe that the key to retaining our customers is to provide a competitive price and convenient delivery while providing superior customer service.

Product Offerings

   Contact lenses can be divided into two categories: soft lenses and hard lenses (primarily rigid gas permeable). There are three principal wearing regimes for soft contact lenses: conventional, disposable and planned replacement. Conventional lenses are designed to be worn indefinitely, but are typically replaced after 12 to 24 months. Disposable soft contact lenses were introduced in the late 1980s based on the concept that changing lenses on a more regular basis was important to comfort, convenience, maintaining healthy eyes and patient compliance. Disposable lenses are changed as often as daily and up to every two weeks, depending on the product. Planned replacement lenses are designed to be changed as often as every two weeks and up to every three months and currently represent a small portion of the overall soft lens market.

   We are a direct marketer of replacement contact lenses and do not manufacture contact lenses or provide eye examinations or related services to our customers. We offer substantially all of the soft and hard contact lenses produced by the leading contact lens manufacturers, including Johnson & Johnson, CIBAVision, Bausch & Lomb, Wesley Jessen, Ocular Sciences and CooperVision. We stock a large inventory of lenses from which we can ship approximately 90% of our orders within one business day of receipt. We believe that our ability to maintain a large inventory of contact lenses provides us with a competitive advantage over eye care practitioners, optical chains and discount stores and serves as an effective barrier of entry to potential entrants in the direct marketing of contact lenses.

   In July 1997, we were approved as an authorized distributor of CIBA Vision. We also purchase product directly from certain other manufacturers. Our products are delivered in the same sterile, safety sealed containers in which the lenses were packaged by the manufacturer. From time to time, we purchase contact lenses that were labeled as "samples" by the manufacturer. Such lenses are sometimes offered by us to customers as part of promotional programs at reduced prices.

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Customers and Marketing

   Our customers are located principally throughout the United States. The percentage of our customers that are located in each state is approximately equal to the percentage of the United States' population which resides in such state, with the largest concentration of our customers residing in California. We strive to deliver a high level of customer service in an effort to maintain and expand our loyal customer base. We utilize a focused, closely managed and monitored marketing strategy that is designed to enhance the awareness and value of our brand. We continually research and analyze new ways in which to advertise our products. After identifying an attractive potential new advertisement or advertising medium, we commit to such advertising for an initial test period. The response generated by such advertising is monitored and analyzed by us and a decision to commit significant resources to a particular advertisement or advertising medium is made only if we are satisfied with the response rates we have generated. After the initial testing period, we continue to closely monitor our advertising in order to identify and react to trends in consumer response patterns and adjust our marketing strategy accordingly.

   The majority of contact lens wearers are between the ages of 18 and 39. In addition, approximately two thirds of contact lens wearers are women and contact lens wearers generally have higher incomes than eyeglass wearers do. Through our national advertising campaign, we are able to target our advertising to contact lens wearers in these key demographic groups, as well as certain other persons based on other important demographics.

   Using the proceeds from the IPO, we significantly expanded our sales and marketing activities in 1998 to attract new customers and increase sales to existing customers. We spent an aggregate of $22.7 million in 1998 on advertising as compared to $4.8 million in 1997. We increased our use of direct mailings, cooperative mailings and free standing inserts, and began advertising in mediums not previously utilized, including television, magazines, traditional newspaper advertisements, radio and Internet advertising.

   A brief description of the principal components of our national advertising campaign is set forth below:

   Broadcast. In July 1998, we began our first nationwide broadcast advertising campaign with significant purchases on both cable and network television--testing different networks, commercial lengths and broadcast times. We believe that this investment in television advertising was primarily responsible for the 44% increase in sales in the third quarter of 1998. Our television ads typically focus on our ability to rapidly deliver to customers the same contact lenses offered by eye care practitioners. We believe that our easy-to-remember phone number makes television a particularly effective marketing vehicle and that television advertising will continue to be the key to building awareness for our 1-800 CONTACTS and www.contacts.com brands.

   Internet. We believe that we are one of our industry's leaders in establishing an online advertising presence. We currently maintain an advertising presence on several leading websites, including Yahoo!, America Online, Excite, Infoseek and Lycos. We intend to continue to seek new opportunities to expand this presence within top-tier portal sites and highly trafficked content sites. We intend to significantly expand our Internet advertising and marketing efforts with a portion of the proceeds from this offering.

   Direct-Mailing. We use direct-mail to advertise our products to selected groups of consumers. We utilize mailing lists obtained from both private and public sources to target our advertisements specifically to contact lens wearers.

   Cooperative Mailings. We advertise our products in cooperative mail programs sponsored by the leading cooperative mail companies in the United States. This advertising medium permits us to target consumers in specific zip codes according to age, income and other important demographics.

   Free Standing Inserts. From time to time, we advertise our products through free standing inserts, which are typically glossy advertisements included inside the comic section of the Sunday paper. We use this advertising medium due to its ability to reach a large audience in a cost-effective manner. We utilize these inserts to supplement our direct and cooperative mailing programs.

   Magazines and Newspapers. From time to time, we also purchase advertisements in national magazines and newspapers. We use this advertising medium due to its ability to reach a large audience and its scheduling flexibility.

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Management Information System

   We have developed a proprietary management information system that integrates our order entry and order fulfillment operations. We believe that this system enables us to operate efficiently and provide enhanced customer service. The key features of this management information system are its ability to:

  . process both telephone and Internet orders;

  . continually monitor and track our inventory levels for substantially all of our products;

  . rapidly process credit card orders;

  . increase the speed of the shipping process with integrated and automated shipping functions; and

  . increase accuracy through the scanning of each order prior to shipment to ensure it contains the correct quantity and type of lenses.

   The management information system provides our CSRs with real-time product availability information for substantially all of our products through a direct connection with our distribution center, whereupon information is immediately updated as lenses are shipped. The management information system also has an integrated direct connection for processing credit card payments which allows the CSR to charge the customer's card and ensure that a valid card number and authorization have been received in approximately five seconds while the CSR is on the phone with the customer. CSRs also have access to records of all prior contact with a customer, including the customer's address, prescription information, order history and payment history and notes of any prior contact with the customer made by phone, Internet, mail or fax. Based on product availability provided by the management information system, the CSR provides the customer with an estimated date of delivery of their lenses. If a customer's order will not be shipped by the promised delivery date, the management information system notifies the CSR who entered the order, and any information explaining the delay, and the CSR then contacts the customer to inform them of the delay.

   After an order has been entered into the management information system by a CSR, it is sent to our distribution center via a direct connection. After the distribution center receives the order, the invoice for the order is printed. The invoice for each order contains the type and quantity of the lenses, as well as a shipping label for the order. Tracking, manifesting, billing and other shipping functions are integrated into our management information system so that all necessary bar codes and tracking information for shipment via independent couriers are printed directly on our shipping label, and separate labeling or a separate computer is not needed to ship packages via independent couriers.

   After the invoice for an order is printed at our distribution center, the order is pulled from inventory and scanned to ensure that the prescription and quantity of each item matches the order in our management information system. Audible notices inform the shipping agent of any errors in the order. After the order has been scanned for accuracy, the management information system updates our inventory level, the order is placed in a box produced by our automated box folder and is sent to an automatic sealer. After the package leaves the sealer, another scanner reads the bar code on the shipping label to determine which method of shipment is being used, adds the package to the appropriate carrier's manifest and directs the appropriate hydraulic diverter to push the package into the appropriate carrier's shipping bin.

   We have installed a battery powered back-up system capable of supporting our entire call center, computer room and phone switch. This system is further supported by a generator capable of supporting our entire operation for a period of five days. All critical data is simultaneously written to a series of back-up drives throughout the day and at the end of the day our data is transmitted to an offsite location. We cannot assure you that our back-up system will be sufficient to prevent an interruption in our operations in the event of disruption in our management information system, and an extended disruption in the management information system could adversely affect our business, financial condition and results of operations.

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

Operations

   The primary components of our operations include our teleservices, order entry and customer service, Internet and distribution and fulfillment.

   Teleservices, Order Entry and Customer Service. We provide our customers with toll-free telephone access to our CSRs. Our call center generally operates from 6:00 a.m. to 9:00 p.m. (MST) Monday through Friday, 7:00 a.m. to 5:00 p.m.
(MST) on Saturday and 8:00 a.m. to 4:00 p.m. (MST) on Sunday. Customers may place orders via the Internet 24 hours a day, 7 days a week. Potential customers may also obtain product, pricing or other information over the Internet or through our interactive voice response system. Our orders are received by phone, Internet, mail, facsimile and electronic mail. CSRs process orders directly into our proprietary management information system, which provides customer order history and information, product specifications, product availability, expected shipping date and order number. CSRs are provided with a sales script and are trained to provide information about promotional items. Additionally, CSRs are trained to provide customer service and are authorized to resolve all customer service issues, including accepting returns and issuing refunds, as appropriate. For the first quarter of 1999, our call center received an average of approximately 5,000 calls per day.

   We believe our customers are particularly sensitive to the way merchants and salespeople communicate with them. We strive to hire energetic, service-oriented CSRs who can understand and relate to customers. CSRs participate in a training program that includes a mentor system for working with more experienced personnel. After training, CSRs are monitored to review performance and are retrained periodically.

   We completed the move into our new call center during July 1998. In conjunction with the move, we acquired new telecommunications systems and enhanced our management information systems. In our current facility, we believe we have the capacity to handle up to 30,000 calls per day. We believe that we process telephone orders on average in less time than our competitors, which allows each CSR to handle a greater number of orders per day.

   The laws in most states require that contact lenses be sold pursuant to a valid prescription. Our operating practice is to attempt to obtain a valid prescription from each of our customers or his/her eye care practitioner. Customers may mail a copy of their prescription with their order or send it to us via facsimile. Upon receipt of a prescription from a patient, the prescription is filled by us. If we are unable to obtain a copy of or verify the customer's prescription, it is our practice to ship the lenses to the customer based on the information that the customer has provided.

   Internet. Our website at www.contacts.com provides our customers with a quick, efficient and cost-effective method for obtaining replacement contact lenses. Our website allows customers to easily browse and purchase substantially all of our products, promotes brand loyalty and encourages repeat purchases by providing an inviting customer experience. We have designed our website to be fast, secure and easy to use and to enable our customers to purchase products with minimal effort. We also offer Internet purchasers with services not available to telephone orders such as free shipping, shipping confirmation and online order tracking.Through our call center, we offer service and support to our customers during our call center's operating periods over the telephone. We also provide real-time online messaging and e-mail support to our customers. Our website allows customers to dispense with providing personal profile and payment information after their initial order. Our website has permitted us to expand our customer base through better service while reducing transactional costs.

   Our online service automates the processing of customer orders, interacts with our management information system and allows us to gather, store and use customer and transaction information in a comprehensive and cost-efficient manner. Our website contains customized software applications that interface with our management information system.

   We maintain a database containing information compiled from customer profiles, shopping patterns and sales data. We analyze information in this database to develop targeted marketing programs and provide personalized and enhanced customer service. Our database is scaleable to permit large transaction volumes. Our systems support automated e-mail communications with customers to facilitate confirmations of orders, provide customer support, obtain customer feedback and engage in targeted marketing programs.

   We use a combination of proprietary and industry-standard encryption and authentication measures designed to protect a customer's information. We maintain an Internet firewall to protect our internal systems and all credit card and other customer information.

   Distribution and Fulfillment. Approximately 90% of our orders are shipped within one business day of receipt. Customers generally receive orders within one to five business days after shipping, depending upon the method of delivery chosen by the customer. A shipping and handling fee is charged on each customer order, except those orders received via the Internet and those received by mail with an enclosed check. Customers have the option of having their order delivered by overnight courier for an additional charge. Our management information system automatically determines the anticipated delivery date for each order.

   We use an integrated packing and shipping system via a direct connection to our management information system. This system monitors the in-stock status of each item ordered, processes the order and generates warehouse selection tickets and packing slips for order fulfillment operations. Our management information system is specifically designed with a number of quality control features to help ensure the accuracy of each order.

   We began operations in our new distribution center in February 1999. This new facility is several times the size of the prior distribution center and is strategically located near the Salt Lake City airport. We believe that this new distribution center has the capacity to support annual sales of $300 million.

Purchasing and Principal Suppliers

   Historically, substantially all of the major manufacturers of contact lenses have refused to sell lenses directly to direct marketers, including us, and have sought to prohibit distributors from doing so. As a result, we currently purchase a substantial portion of our products from unauthorized distributors. We are aware that at least one large manufacturer of contact lenses puts tracking codes on its products in an effort to identify distributors who are selling to direct marketers. In June 1994, the Attorney General for the State of Florida, acting on behalf of disposable contact lens consumers in that State, filed an anti-trust action against Johnson & Johnson, CIBA Vision, Bausch & Lomb and certain eye care practitioners and their trade associations alleging, among other things, that, the contact lens manufacturers' policy not to sell to mail order distributors and others was adopted in conspiracy with eye care practitioners as the result of pressure by eye care practitioners in order to eliminate alternative channels of trade from the disposable lens market ("Florida Action").

   In December 1996, the Attorney General for the State of New York, on behalf of itself and the Attorney Generals for approximately 21 other States, filed a substantially similar action naming three major manufacturers of soft contact lenses as well as several optometrists and their trade associations as defendants (the "New York Action"). Additional States have joined the New York Action since it was filed, and the Florida Action and the New York Action have been consolidated and are currently pending in the United States district Court for the Eastern District of New York (the "Attorney General Action"). Based upon public filings made in the Attorney General Action, we believe that one defendant, CIBA Vision Corporation, has entered into a proposed settlement agreement pursuant to which it has agreed to pay $5 million into a settlement fund, agreed to provide rebates and coupons to consumers and agreed to begin to sell soft contact lenses to direct marketers. Since this settlement agreement was announced, we have become an authorized distributor of CIBA Vision's contact lenses and can purchase such lenses at wholesale level prices.

   As a result of some manufacturers' refusal to sell to direct marketers, we are not an authorized dealer for many of the products which we sell. In addition, the price which we pay for certain of our products is sometimes higher than those paid by eye care practitioners, retail chains and mass merchandisers, who are able to buy directly from the manufacturers of such lenses. Although we have been able to obtain most contact lens brands at competitive prices in sufficient quantities on a regular basis, there can be no assurance that we will not encounter difficulties in the future, particularly in light of our anticipated growth. Our inability to obtain sufficient quantities of contact lenses at competitive prices would have a material adverse effect on our business, financial condition and results of operations.

   Although we seek to reduce our reliance on any one supplier by establishing relationships with a number of distributors and other sources, we purchased from a single distributor 40% and 47% of our contact lens inventory in 1997 and 1998, respectively. We also purchased from another distributor approximately 40% and 21% of our contact lens inventory in 1996 and 1997, respectively. Our top three suppliers accounted for approximately 72% and 70% of our inventory in 1997 and 1998, respectively. We believe that none of these suppliers is authorized by contact lens manufacturers to distribute their products. We do not have written agreements with any of these suppliers. We continually seek to establish new relationships with potential suppliers in order to be able to obtain adequate inventory at competitive prices.

Competition

   The retail sale of contact lenses is a highly competitive and fragmented industry. Traditionally, contact lenses were almost exclusively sold to customers by eye care practitioners in connection with providing them an eye examination. Competition for patients and the revenue related to providing them contact lenses significantly increased as optical chains and large discount retailers began providing optical services and has further intensified with the entry of direct marketers such as us. We believe that the eye care profession suffers from a surplus of eye care practitioners, and that the resulting competitive pressure has been exacerbated by the increased prevalence of retail optical chains, mass merchandisers and direct marketers. Consequently, the competition amongst eye care practitioners to acquire customers and the competition to provide replacement lenses to such customers has intensified.

   Our principal competitors include ophthalmologists and optometrists in private practice. We also compete with national optical chains, such as Cole Vision, LensCrafters and National Vision Association and mass merchandisers, such as Wal-Mart, Sam's and Costco. In addition, we compete with other direct marketers of contact lenses. We may face increased competition in the future from new entrants in the direct marketing business, which may include national optical chains and mass merchandisers, some of which may have significantly greater resources than us.

   We believe that many of our competitors, including, most eye care practitioners, national optical chains and mass merchandisers, have direct supply arrangements with contact lens manufacturers, which in some cases affords such competitors with better pricing terms and access to supply. In addition, some of the competitors are significantly larger in overall revenues and have significantly greater resources than we have. We believe that the principal basis of competition in the industry include price, product availability, customer service and consumer awareness.

Government Regulation

   Federal Regulation. Contact lenses are regulated by the FDA as "medical devices." The FDA classifies medical devices as Class I, Class II or Class III and regulates them to varying degrees, with Class I medical devices subject to the least amount of regulation and Class III medical devices subject to the most stringent regulations. Rigid gas permeable and soft contact lenses are classified as Class II medical devices if intended only for daily wear and as Class III medical devices if intended for extended wear. These regulations generally apply only to manufacturers of contact lenses, and therefore do not directly impact us. Federal regulations also require the labels on "medical devices" to contain adequate instructions for their safe and proper use.

However, there is an exemption from this requirement for medical devices the use of which is not safe except under the supervision of a practitioner licensed by law to direct the use of such device. Devices which fall in this exception must contain as part of their labeling the statement "Caution:
Federal law restricts this device to sale by or on the order of     ," the
blank to be filled in with the word physician or other practitioner authorized by the law of the state in which the practitioner practices to use or order the use of the device. We believe that this exception is often misconstrued as being a federal requirement that the device be sold only pursuant to a prescription. The FDA considers contact lenses to qualify for this labeling exemption; however, there is no federal law that requires that contact lenses be sold only pursuant to a prescription.

   State Regulation. Because there is no applicable federal law that regulates the distribution of contact lenses, the sale and delivery of contact lenses to the consumer is subject to state laws and regulations. We sell to customers in all 50 states and each sale is likely to be subject to the laws of the state where the customer is located. The laws and regulations governing the sale and delivery of contact lenses vary from state to state, but generally can be classified in five categories:

  (1) laws that require contact lenses only be dispensed pursuant to a prescription;

  (2) laws that require the dispenser to be licensed by the state as an optometrist, ophthalmologist or other professional authorized to dispense lenses;

  (3) laws that require lenses be dispensed only in a face-to-face transaction;

  (4) laws with requirements that are unclear or do not specifically address the sale and delivery of contact lenses; and

  (5)laws that we believe place no restrictions on the dispensing of replacement contact lenses.

Many of the states requiring that contacts be dispensed in face-to-face meetings or by a person licensed by such state to dispense lenses also require that lenses only be dispensed pursuant to a valid prescription.

   The laws and regulations in a significant number of states, including most of the states wherein a large portion of our sales are concentrated, require that contact lenses only be sold to a consumer pursuant to a valid prescription. In some states, satisfying this prescription requirement obligates the dispenser only to verify the customer's prescription with the customer's prescriber, while other states specifically require that a written prescription be obtained before providing the lenses to the customer. Our operating practice is to attempt to obtain a valid prescription from each of our customers or his/her eye care practitioner. If the customer does not have a copy of his/her prescription, we attempt to contact the customer's doctor to obtain a copy of, or verify the customer's prescription. If we are unable to obtain a copy of or verify the customer's prescription, it is our practice to complete the sale and ship the lenses to the customer based on the prescription information provided by the customer. We retain copies of the written prescriptions that we receive and maintain records of our communications with the customer's prescriber.

   Our ability to comply with state laws and regulations requiring a valid prescription is hampered because our customers are often unable to get a copy of their prescription. We believe that optometrists, ophthalmologists and other contact lens prescribers have historically refused to release copies of a patient's contact lens prescription to the patient. In addition, such providers have refused to release or verify prescriptions at the request of mail order companies. Federal law requires prescribers to release prescriptions for eyeglasses to a patient, but the issue of whether or not a prescriber must release a contact lens prescription to the patient, or at the patients request, is currently governed by state law. There are approximately 22 states that require contact lens prescribers to release the prescriptions for contact lenses to the patient. However, even in states with a mandatory release law, we believe that many prescribers continue to refuse to release prescriptions to their patients or to mail order contact lens distributors, including us.

   In addition to requiring a valid prescription, a substantial number of states also require that contact lenses only be dispensed by a person licensed to do so under that state's laws. A dispenser may be required to be licensed as an optometrist, ophthalmologist, optician, ophthalmic dispenser or contact lens dispenser, depending on which state the customer is located in. Neither we nor any of our employees is a licensed or registered dispenser of contact lenses in many of the states in which we do business. The laws in a small number of states effectively prohibit the sale of contacts through the mail by requiring that a person licensed under that state's law to dispense contacts be in personal attendance at the place of sale. In addition, there are several states in which the laws and regulations do not specifically address the issue of who may dispense contact lenses or are unclear with respect to the requirements for dispensing lenses. Generally, these laws are older and were written before mail order and other distributors began selling contact lenses. Lastly, we believe that the laws in a small number of states do not require that replacement contact lenses be dispensed pursuant to a prescription or only by a professional licensed in such state.

   We retained legal counsel to identify and summarize the applicable laws of each of the states in which we generate material sales. We compared our operations to the applicable requirements of the laws contained in such summaries. Based upon such comparison, we estimate that approximately one third of our net sales in 1997 appeared to conform to the requirements of applicable state laws and regulations. We believe that the figure for 1998 is similar. Any action brought against us based on our failure to comply with applicable state laws and regulations could result in us being subject to significant fines, being prohibited from making sales in a particular state and/or our being required to comply with such laws. Such required compliance could result in:

  . increased costs to us;

  . the loss of a substantial portion of our customers for whom we are unable to obtain or verify their prescription; and

  . the inability to sell to customers at all in a particular state if we cannot comply with such state's laws.

The occurrence of any of the above results could have a material adverse effect on our ability to sell contact lenses and to continue to operate profitably. Furthermore, there can be no assurance that states will not enact or impose laws or regulations that prohibit mail order dispensing of contact lenses or otherwise impair our ability to sell contact lenses and continue to operate profitably. We have not obtained an opinion of counsel with regard to our compliance with applicable state laws and regulations, and information contained herein regarding our compliance with applicable state laws and regulations should not be construed as being based on an opinion of counsel.

   An FTC rule adopted in 1978 requires eye care practitioners to provide their patients with a copy of their eyeglass prescription (the "Prescription Release Rule"). The Prescription Release Rule was adopted based on a finding by the FTC that consumers were being deterred from comparison shopping for eyeglasses because eye care practitioners refused to release prescriptions. In April 1997, the FTC published a request for comments regarding the Prescription Release Rule with respect to whether the rule should be expanded to require the release of contact lens prescriptions, whether consumers have historically been able to get their contact lens prescriptions upon request and whether the refusal to release contact lens prescriptions has benefits justifying such refusal. The FTC undertook a similar review in 1985 and again in 1995, both times concluding that the rule should not be expanded to require the release of contact lens prescriptions.

   From time to time we receive notices, inquiries or other correspondence from states or their regulatory bodies charged with overseeing the sale of contact lenses. Our practice is to review such notices with legal counsel to determine the appropriate response on a case-by-case basis. It is the opinion of management, after discussion with legal counsel, that we are taking the appropriate steps to address the various notices received. To date, no formal complaints have been filed against us concerning our business practices, other than discussed in this prospectus under the heading "Legal Proceedings."

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Intellectual Property

   We conduct our business under the trade name and service marks "1-800 CONTACTS." We have taken steps to register and protect these marks and believe that such marks have significant value and are an important factor in the marketing of our products. We lease certain assets, including the right to use the 1-800 CONTACTS telephone number, from an individual pursuant to a non-cancelable lease. The lease expires in June 2000, at which time we have the option to purchase such assets for $17,500. However, under applicable FCC rules, we do not have and cannot acquire any property rights to the telephone number. We do not expect to lose the right to use the 1-800 CONTACTS number, however, there can be no assurance in this regard. The loss of our ability to use the 1-800 CONTACTS number would have a material adverse effect on our business, financial condition and results of operations. In addition, we have obtained the rights to international equivalents for the 1-800 CONTACTS phone number, however, like the 1-800 CONTACTS number, we do not have and cannot acquire any property rights in these telephone numbers.

   We also have obtained the rights to various Internet addresses, including but not limited to www.1800contacts.com, www.contacts.com and www.contactlenses.com. As with phone numbers, we do not have and cannot acquire any property rights in Internet addresses. We do not expect to lose the ability to use the Internet addresses, however, there can be no assurance in this regard and such loss would have a material adverse effect on our financial position and results of operations.

Employees

   As of April 3, 1999, we employed 216 persons, of which 154 were full-time employees and 62 were part-time employees. None of our employees are covered by a collective bargaining agreement. We believe our relationship with our employees to be good.

Properties

   All of our management and call center operations are conducted through approximately 32,000 square feet of leased space located in Draper, Utah, a suburb of Salt Lake City. The lease relating to this facility expires in 2005.

   In October 1998, we entered into a new lease agreement to occupy approximately 35,000 square feet of space for our new distribution center located near the Salt Lake City, Utah airport. The lease for the new distribution center expires in December 2001. We began operations in this distribution center in February of 1999. We are sub-leasing 10,000 square feet of warehouse space that we formerly used as our distribution center to another party for the duration of the lease term, which expires in January 2000.

Legal Proceedings

   On July 14, 1998, Craig S. Steinberg, O.D., a professional corporation d.b.a. City Eyes Optometry Center, filed a purported class action on behalf of all optometrists licensed to practice in California against us and our directors in Los Angeles County Superior Court (the "Steinberg Complaint"). The complaint alleges three separate causes of action for unfair competition: (1) selling contact lenses to California residents without being registered, (2) selling contact lenses to California residents without verifying the prescription, and (3) failing to disclose in our advertising that we sell "sample" lenses not intended for sale to the public. The complaint requests various forms of relief, including damages of an unspecified amount, attorney's fees and a permanent injunction to prevent us from selling contact lenses to California residents without being registered and without verifying the prescription as well as from selling sample contact lenses to California residents. In addition, the plaintiff has filed a motion for preliminary injunction seeking the injunctive relief requested in the complaint. On August 11, 1998, we removed the action to the United States District Court for the Central District of California based on diversity jurisdiction.

   In response to motions by us, plaintiff and another California optometrist, Ellis Miles (collectively, "plaintiffs") filed a First Amended Complaint ("FAC") against us and our directors on or about September 3, 1998 purporting to sue on behalf of the public under California's unfair competition statute rather than as a class action on behalf of optometrists. Although the substantive claims for unfair competition remain the same, the FAC seeks restitutionary relief rather than damages. Plaintiffs also stipulated to dismiss our directors as defendants rather than oppose our motion to dismiss them, leaving us as the only remaining defendant.

   On October 2, 1998, plaintiffs re-filed their motion for preliminary injunction in federal court. We likewise filed a motion to strike plaintiffs' claims for monetary relief. Plaintiffs withdrew their motion for preliminary injunction on October 19, 1998, after we filed our opposition to the motion indicating, inter alia, that we had been registered as a Nonresident Contact Lens Seller in California. The Court denied our motion to strike plaintiffs' claims for monetary relief on February 26, 1999. We filed our Answer to the FAC on March 11, 1999.

   On May 7, 1999, the Kansas Board of Examiners in Optometry commenced a civil action against 1-800 CONTACTS. The action was filed in the District Court of Shawnee County, Kansas, Division 6. The complaint alleges that on "one or more occasions" 1-800 CONTACTS sold contact lenses in the state of Kansas without receipt or verification of a prescription. The complaint seeks the issuance of an order enjoining us from further engaging in the alleged activity. The complaint does not seek monetary damages. In response to the complaint, we have retained counsel and intend to vigorously defend ourselves in this action. An answer to the complaint is not presently due but will be filed in a timely manner.

   From time to time we are involved in other legal matters generally incidental to our business.

   It is the opinion of management, after discussion with legal counsel, that the ultimate dispositions of these matters will not have a material impact on our financial condition, liquidity or results of operations.

                                   MANAGEMENT

   The following table sets forth certain information regarding our directors, executive officers and certain key employees as of June 4, 1999:

Name                       Age Position
----                       --- --------
Jonathan C. Coon*.........  29 President, Chief Executive Officer and Director
John F. Nichols*..........  38 Vice President, Operations and Director
Scott S. Tanner*..........  38 Chief Financial Officer and Director
Robert G. Hunter..........  32 Corporate Controller
S. Todd Witzel............  29 Manager, Information Technology
Jill A. Kocherhans........  32 Call Center Manager
Stephen A. Yacktman
 (1)(2)...................  29 Director
E. Dean Butler (1)(2).....  54 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
*Executive Officer.

   Jonathan C. Coon is a co-founder of 1-800 CONTACTS and currently serves as our President, Chief Executive Officer and a director. Mr. Coon received his Bachelor's Degree from Brigham Young University in 1994 and has substantially completed studies for an MBA at Brigham Young University. Mr. Coon has seven years of experience in the contact lens distribution industry.

   John F. Nichols is a co-founder of 1-800 CONTACTS and currently serves as our Vice President, Operations and director. Mr. Nichols is a certified optician in the State of California and was the owner of the Discount Lens Club from 1991 until February 1995. Mr. Nichols worked with Bausch & Lomb as a Senior Sales Representative from 1989 to 1991.

   Scott S. Tanner has served as the Chief Financial Officer and a director of 1-800 CONTACTS since November 1997. Prior to joining us, Mr. Tanner served as the Chief Financial Officer of Country Club Foods, Inc., a Utah-based snack food manufacturer and distributor, from 1995 to 1997. Prior to that, Mr. Tanner served in various management positions at Apple Computer, Inc. from 1988 to 1995 and worked at Peat, Marwick & Mitchell & Co. in San Francisco from 1984 to 1986. Mr. Tanner received a Bachelor's Degree from Stanford University and an MBA from Harvard University. Mr. Tanner served as an executive officer of Country Club Foods, Inc. at the time it filed a voluntary petition under chapter 11 of the United States Bankruptcy Code in November 1995.

   Robert G. Hunter has served as our Corporate Controller since November 1997. Prior to joining us, Mr. Hunter served as an auditor with Hawkins, Cloward & Simister LC from November 1993 to 1997 and with Arthur Andersen LLP from April 1992 to November 1993. Mr. Hunter is a Certified Public Accountant. Mr. Hunter graduated summa cum laude with a Bachelor's Degree from Brigham Young University, where he also earned a Masters of Accountancy Degree.

   S. Todd Witzel has served as our Manager, Information Technology since October 1996. Prior to joining us, Mr. Witzel worked for Access Software as a programmer, where he helped develop Access' management information systems, from 1994 to 1996.

   Jill A. Kocherhans has served as our Call Center Manager since September 1998. From 1989 to 1998, Ms. Kocherhans held various managerial positions with FranklinCovey Company, including Customer Service Manager and Corporate Training Manager. Ms. Kocherhans holds a Bachelor's Degree in sociology from the University of Utah.

   Stephen A. Yacktman has served as a director of 1-800 CONTACTS since February 1996. Mr. Yacktman is currently a Vice President at Yacktman Asset Management Co., an investment advisory company, where he has been employed since 1993. Mr. Yacktman's responsibilities include portfolio management, stock analysis and trading. Mr. Yacktman holds a Bachelor's Degree in economics and an MBA from Brigham Young University.

   E. Dean Butler has served as a director of 1-800 CONTACTS since January 1998. Mr. Butler currently serves as Chairman of Winning Vision Services Ltd., a United Kingdom-based operator of optical superstores in the former Soviet Union. Mr. Butler served as Vice Chairman of Grand Vision, the largest retail optical group in Europe from late 1997 to mid-1998. In 1988, Mr. Butler founded Vision Express in Europe, which merged with the French retail group, GPS, to form Grand Vision in late 1997. In 1983, Mr. Butler founded LensCrafters and served as its Chief Executive Officer until 1988. Prior to 1983, Mr. Butler was employed by Procter & Gamble in various marketing positions since 1969.

   Executive officers are elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships between or among any of our directors or executive officers.

Compensation of Directors

   We currently do not pay a cash salary or annual retainer to our directors. In January 1998, we granted options to purchase an aggregate of 71,979 shares of common stock to Mr. Butler. Such options have an exercise price equal to $11.00 per share and vest in three equal installments beginning on the first anniversary of their grant date. In February 1999, we granted options to purchase 2,000 shares of common stock to both Messrs. Butler and Yacktman. These options have an exercise price of $12.5625 per share and vest in three equal installments beginning on the first anniversary of their grant date. We reimburse all directors for reasonable expenses incurred in attending board meetings. The directors do not receive any additional compensation for committee participation.

Committees of the Board of Directors

   The board has two standing committees: the audit committee and the compensation committee.

   The audit committee is authorized to make recommendations to the board regarding the independent auditors to be nominated for election by the stockholders and to review the independence of such auditors, approve the scope of the annual audit activities of the independent auditors, approve the audit fee payable to the independent auditors and review such audit results. Arthur Andersen LLP presently serves as the independent accountants of 1-800 CONTACTS. The audit committee is currently comprised of Messrs. Stephen A. Yacktman and
E. Dean Butler. The audit committee met on three occasions in 1998.

   The compensation committee is authorized to make recommendations to the full board relating to: (1) the compensation arrangements of all of our executive officers and (2) awards under our stock incentive plan. The compensation committee is currently comprised of Messrs. Stephen A. Yacktman and E. Dean Butler. The compensation committee met on three occasions in 1998.

Compensation Committee Interlocks and Insider Participation

   Prior to our IPO in February 1998, we did not have a compensation committee. The current compensation arrangements for Messrs. Coon, Nichols and Tanner were established by the terms of their respective employment agreements with 1-800 CONTACTS. The terms of such employment agreements were approved by the full board at the time of the IPO. The compensation committee was established in connection with the IPO and is currently comprised of Messrs. Yacktman and Butler, neither of whom was at any time an employee of 1-800 CONTACTS. No executive officer of 1-800 CONTACTS serves as a member of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of 1-800 CONTACTS' board of directors or compensation committee.

Compensation of Executive Officers

   The following table sets forth information concerning the compensation earned for the last two fiscal years by our chief executive officer and our other two executive officers. For ease of reference, we collectively refer to these executive officers as the "named executives" throughout this prospectus. None of our named executives were granted options in our last fiscal year.

                           Summary Compensation Title

                                                              Long Term
                                                             Compensation
                                Annual Compensation             Awards
                         ----------------------------------  ------------
                                                              Securities   All Other
Name and Principal                             Other Annual   Underlying  Compensation
Position                 Year  Salary   Bonus  Compensation    Options        (a)
------------------       ---- -------- ------- ------------  ------------ ------------
Jonathan C. Coon........ 1998 $120,000 $40,500   $49,127(b)        --        $9,835
 President and Chief
 Executive Officer       1997  105,042     --           (d)        --        13,440

John F. Nichols......... 1998 $120,000 $40,500          (d)        --        $3,432
 Vice President,
  Operations             1997  110,625     --                      --        10,580

Scott S. Tanner(c)...... 1998 $110,000 $47,438          (d)        --        $4,638
 Chief Financial Officer 1997    7,944   1,000          (d)     47,986          357

--------
(a) Reflects payments made by 1-800 CONTACTS to such named executives for medical costs and health insurance.
(b) Includes $43,220 for domestic services paid for by 1-800 CONTACTS on behalf of Mr. Coon.
(c) Mr. Tanner joined 1-800 CONTACTS in November 1997.
(d) None of the perquisites and other benefits paid to each of the named executives exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by such named executives.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

   The following table sets forth information for the named executives concerning stock option exercises during 1-800 CONTACTS' last fiscal year and options outstanding at the end of the last fiscal year:

                                                        Number of Securities      Value of Unexercised
                                                       Underlying Unexercised     In-the-Money Options
                                                        Options at FY-End (#)       at FY-End ($)(a)
                         Shares Acquired    Value     ------------------------- -------------------------
Name                     on Exercise (#) Realized ($) Unexercisable/Exercisable Unexercisable/Exercisable
----                     --------------- ------------ ------------------------- -------------------------
Jonathan C. Coon........        --            --                 -/-                       -/-
John F. Nichols.........        --            --                 -/-                       -/-
Scott S. Tanner.........        --            --            31,991/15,995           $223,937/$111,965

--------
(a) Based upon a fair market value of the common stock at January 2, 1999 of $18.00 per share.

Employment Agreements

   Immediately prior to the completion of the IPO, Messrs. Coon, Nichols and Tanner each entered into an employment agreement with 1-800 CONTACTS, pursuant to which Mr. Coon agreed to serve as our President and Chief Executive Officer for a period of three years, Mr. Nichols agreed to serve as our Vice President, Operations for a period of three years and Mr. Tanner agreed to serve as our Chief Financial Officer for a period of three years. Pursuant to the respective employment agreements, Messrs. Coon, Nichols and Tanner receive:

  . an annual base salary equal to at least $120,000, $120,000 and $110,000 respectively,

  . an annual bonus up to 50% of their annual base salary (upon 1-800
    CONTACTS achieving certain operating targets) and

  . certain fringe benefits.

If the executive's employment is terminated for any reason prior to the termination of such agreement other than for cause (as defined therein) or his resignation, he will be entitled to receive his base salary and fringe benefits for 12 months following such termination in addition to 50% of his bonus for the year in which his employment was terminated if the termination is during the first six months of the year or 100% if such termination was during the last six months of the year. Messrs. Coon, Nichols and Tanner have each agreed not to compete with 1-800 CONTACTS for a period of two years following his termination of employment with 1-800 CONTACTS and not to disclose any confidential information at any time without our prior written consent.

Incentive Stock Option Plan

   Prior to the completion of the IPO, we established the 1-800 CONTACTS, INC. Incentive Stock Option Plan (the "Stock Option Plan"). A maximum of 310,000 shares of common stock, subject to adjustment, were initially authorized for the granting of stock options under the Stock Option Plan. As of June 3, 1999, options to purchase an aggregate of 69,451 shares of common stock, at exercise prices ranging from $5.625 to $15.875 per share, were outstanding under the Stock Option Plan. All of the options granted under the Stock Option Plan vest in three equal installments beginning on the first anniversary of the grant date and have an exercise price equal to the fair market value of the common stock on the grant date. Options granted under the Stock Option Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code, or nonqualified stock options. The purposes of the Stock Option Plan are to advance the interests of 1-800 CONTACTS and stockholders by providing our employees with an additional incentive to continue their efforts on behalf of 1-800 CONTACTS, as well as to attract people of experience and ability. The Stock Option Plan is intended to comply with Rule 16b-3 of the Exchange Act.

   All of our officers, directors and other employees are eligible to participate under the Stock Option Plan, as deemed appropriate by the compensation committee of the board of directors. Eligible employees will not pay us anything to receive options. The Stock Option Plan is administered by the compensation committee of the board of directors. The exercise price for incentive stock options must be no less than the fair market value of the common stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based on the then current market value of the common stock. Options will expire not later than the tenth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events. Upon termination for cause or after 30 days of termination for any other reason by 1-800 CONTACTS, the unvested portion of the options will be forfeited. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by the compensation committee of the board of directors in it discretion.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Executive Officers

   At the beginning of our last fiscal year, 1-800 CONTACTS had outstanding loans to Messrs. Coon and Nichols, each an executive officer and director of 1-800 CONTACTS, in an aggregate of $340,615 and $231,530, respectively, evidenced by promissory notes due on demand. The notes provided for the payment of interest calculated at a rate equal to the prime rate (8.5% at January 1998). These loans were repaid in February 1998 in connection with the distribution of our retained earnings.

Loans from Significant Stockholder

   Prior to our IPO, we borrowed funds from time to time for working capital and other corporate purposes from Mr. Donald A. Yacktman, a former director and significant stockholder. In general, these borrowings bore interest at the prime rate plus 2% and were unsecured. We repaid all of our borrowings from Mr. Yacktman with a portion of the net proceeds from our IPO. During years ended January 2, 1999, December 31, 1997 and 1996, our largest outstanding indebtedness to Mr. Donald Yacktman was approximately $1.7 million, $1.6 million and $305,000, respectively.

Repurchase of Stock from Former Director

   In February 1996, we redeemed all shares of our common stock then held by Mr. Steve Gibson, a former director of 1-800 CONTACTS, which shares represented twenty percent of our common stock then outstanding. The purchase price of such redeemed shares as $240,000 in cash. Mr. Gibson resigned as a director of 1-800 CONTACTS in February 1996.

Agreement for Distribution of Retained Earnings and Tax Indemnification

   Immediately prior to completion of our IPO, we entered into the Agreement for Distribution of Retained Earnings and Tax Indemnification (the "Distribution Agreement") with each of our existing stockholders, including Messrs. Coon, Nichols, Stephen A. Yacktman and Donald A. Yacktman (collectively, the "Existing Stockholders"). The Distribution Agreement provides for among other things, the indemnification of the Existing Stockholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) and the repayment to 1-800 CONTACTS of amounts received as refunds, resulting from 1-800 CONTACTS' operations during the period in which it was an S corporation. In addition, the Distribution Agreement provided for the distribution to the Existing Stockholders of the amount of our retained earnings from our formation through the date immediately preceding the date we terminated our S corporation status. The following table sets forth the amounts received by our executive officers and/or directors under the Distribution Agreement:

      Name                                                              Amount
      ----                                                             --------
      Jonathan C. Coon (1)............................................ $630,962
      John F. Nichols.................................................  633,075
      Stephen A. Yacktman.............................................   79,064
      Donald A. Yacktman (2)..........................................  237,473

     --------
     (1) Includes $15,756 paid to each of Mr. Coon's two children.
     (2) Mr. Yacktman no longer serves as a director of 1-800 CONTACTS. Amounts reflected in the table were paid to the Yacktman Family Trust.

Stock Repurchase Option

   Concurrently with the completion of our IPO, we repurchased from Mr. Donald
A. Yacktman 442,651 shares of our common stock for an aggregate purchase price of $1.9 million. This repurchase was made pursuant to an option we were granted in connection with Mr. Donald Yacktman's investment in 1-800 CONTACTS in February 1996. In connection with entering into a promissory note with Mr. Donald A. Yacktman in July 1997, a portion of this option was cancelled.

Indemnification Agreements

   Immediately prior to the completion of our IPO, each of our directors and executive officers entered into an indemnification agreement with 1-800 CONTACTS.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   Except as otherwise noted, the following table sets forth certain information as of May 31, 1999 as to the security ownership of equity securities of 1-800 CONTACTS by: (1) each of the named executives; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of five percent or more of the voting securities of 1-800 CONTACTS. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                   Prior to the
                                     Offering                After the Offering
                                ------------------  Number   ------------------
Name and Address of Beneficial  Number of Percent  of Shares  Number   Percent
Owner                            Shares   of Class  Offered  of Shares of Class
------------------------------  --------- -------- --------- --------- --------
Directors and Executive
 Officers:
Jonathan C. Coon (1)(2).......  2,366,198   37.7%    700,000 1,666,198   22.9%
John F. Nichols (1)...........    936,940   14.9     310,000   626,940    8.6
Stephen A. Yacktman (3).......    225,366    3.6      30,000   195,366    2.7
Scott S. Tanner (4)...........     16,245      *         --     16,245      *
E. Dean Butler (5)............     23,993      *         --     23,993      *
All directors and executive
 officers as a group (5
 persons).....................  3,568,742   56.4%  1,040,000 2,528,742   34.5%
5% Stockholders:
Donald A. Yacktman (6)........    546,000    8.7%        --    546,000    7.5%

--------
*  Represents less than one percent.
(1) The address of such person is the executive offices of 1-800 CONTACTS.
(2) Includes: (i) direct beneficial ownership of 2,267,724 shares of common stock; (ii) indirect beneficial ownership of 47,987 shares of common stock held-by Mr. Coon as custodian under the Uniform Gift to Minors Act ("UGMA") for and on behalf of Hannah K. Coon; (iii) indirect beneficial ownership of an aggregate of 47,987 shares of common stock held by Mr. Coon as custodian under the UGMA and on behalf of Abigail T. Coon; and (iv) indirect beneficial ownership of 2,500 shares of common stock held by Mr. Coon as custodian under the UGMA for and on behalf of Samuel Coon.
(3) The address of such person is c/o Yacktman Asset Management Co., 303 West Madison Street, Chicago, Illinois 60606.
(4) Includes 15,995 shares of common stock that can be acquired through the exercise of currently exercisable stock options.
(5) Includes 23,993 shares of common stock that can be acquired through the exercise of currently exercisable stock options.
(6) Pursuant to a Schedule 13D filed with the SEC on October 13, 1998, Mr. Donald A. Yacktman reported the sole power to vote or to direct the vote of 100,000 shares of common stock, and the sole power to dispose or to direct the disposition of 100,000 shares of common stock. In addition, Mr. Yacktman, in his capacity as trustee of the Arnold Trust, reported the sole power to vote or to direct the vote of 4,000 shares of common stock, and the sole power to dispose or to direct the disposition of 4,000 shares of common stock. By virtue of his relationship with Carolyn Z. Yacktman (his spouse), Mr. Yacktman reported that he may be deemed to share voting and dispositive power with respect to the 430,000 shares of common stock held by the Yacktman Family Trust (the "Trust") and the 12,000 shares of common stock held by her as custodian of her three minor children. Carolyn Z. Yacktman serves as a trustee of the Trust. Mr. Donald A. Yacktman disclaims, for the purpose of Section 13(d) or 13(g) of the Exchange Act or otherwise, beneficial ownership of any of the shares of common stock beneficially owned by Mrs. Yacktman. The address for Mr. Yacktman is c/o Yacktman Asset Management Co., 303 West Madison Street, Chicago, Illinois 60606 and the address for the Trust is c/o Citicorp Trust South Dakota, 701 East 60th Street North, Sioux Falls, South Dakota 57117.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Upon completion of this offering, 7,282,394 shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in our entirety by, our restated certificate of incorporation and the by-laws that are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law. See "Where You Can Find More Information."

   Our restated certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by the board of directors.

Common Stock

   The issued and outstanding shares of common stock are, and the shares of common stock being offered by us will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. See "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive pro rata of our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

   Our common stock is included for trading on the Nasdaq Stock Market under the symbol "CTAC."

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, of our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of the offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Certain Provisions of the Restated Certificate of Incorporation and By-laws

   Classified Board. Our restated certificate of incorporation provides for the board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board of directors will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Elimination of Stockholder Action Through Written Consents. Our restated certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

   Elimination of the Ability to Call Special Meetings. Our restated certificate of incorporation and the by-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board of directors to call a special meeting.

   Advanced Notice Procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

   Amendments to the Restated Certificate and By-laws. Our restated certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to our restated certification of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Certain Provisions of Delaware Law

   We are subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by such law. We entered into indemnification agreements with our current directors and executive officers prior to the completion of our IPO and expect to enter into similar agreements with any new directors or executive officers.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10015 and its telephone number is (718) 921-8200.

                        SHARES ELIGIBLE FOR FUTURE SALE

   We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors--Future sales of our common stock could cause the price of our shares to decline."

   Upon completion of the offering, we expect to have 7,282,394 shares of common stock outstanding. In addition, 258,795 shares of common stock will be issuable upon the exercise of outstanding stock options. Of the shares outstanding after the offering, 4,421,826 shares of common stock (4,727,826 shares if the underwriters' over-allotment is exercised in full) will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by one of our "affiliates" (an "Affiliate"), as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 2,860,568 shares of common stock will be "restricted securities" (as that phrase is defined in Rule
144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemption provided by Rule 144 under the Securities Act.

   In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from us or the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock (approximately 72,824 shares immediately after the offering) or the average weekly reported volume of trading of the common stock on the Nasdaq during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning us. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Approximately 2,488,754 shares of our common stock are eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above, and approximately 371,814 shares of our common stock are eligible for sale in the public market under Rule 144(k).

   Notwithstanding the foregoing, our executive officers, directors and the selling stockholders, who own in aggregate approximately 2,528,742 shares of our common stock (including 39,988 shares which can be acquired through currently exercisable options), have agreed that, without the prior consent of the representative, they will not (1) directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of common stock or securities or rights convertible into or exercisable or exchangeable for common stock (except through gifts to persons who agree in writing to be bound by such restrictions) or (2) make any demand for or exercise any right with respect to the registration of any common stock or other such securities, for a period of 180 days after the date of this prospectus, other than (i) the sale to the underwriters of the shares of common stock under the underwriting agreement or (ii) the issuance by us of shares of common stock upon the exercise of an options sold or granted pursuant to our existing benefit plan and outstanding on the date of this prospectus.

                                  UNDERWRITING

   Subject to the terms and conditions contained in the underwriting agreement among 1-800 CONTACTS, the selling stockholders and each of the underwriters named below, 1-800 CONTACTS, and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from 1-800 CONTACTS and the selling stockholders, the number of shares of common stock set forth opposite their name below.

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      McDonald Investments Inc........................................
                                                                       ---------
          Total....................................................... 2,040,000
                                                                       =========

   McDonald Investments Inc. is acting as the representative of the several underwriters.

   The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all shares of the common stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

   The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and to certain dealers at a price that represents a concession not in
excess of $         per share of common stock under the public offering price.
The underwriters may allow, and such dealers may allow, a concession not in
excess of $          per share of common stock to the other underwriters or to
certain other dealers. The public offering price and the other selling terms may be changed by the representatives of the public offering.

   1-800 CONTACTS and the selling stockholders have granted to the underwriters an option, exercisable at any time during the 30-day period from the date of this prospectus, to purchase up to an aggregate of 306,000 additional shares of common stock at the public offering price set forth on the cover page hereof less underwriting discount. The underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares proportionate to such underwriter's initial amount reflected in the preceding table.

   1-800 CONTACTS and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

   The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

   Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   1-800 CONTACTS, its executive officers, directors and each of the selling stockholders have agreed that, without the prior consent of the representative, they will not (1) directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of common stock or securities or rights convertible into or exercisable or exchangeable for common stock (except through gifts to persons who agree in writing to be bound by such restrictions) or (2) make any demand for or exercise any right with respect to the registration of any common stock or other such securities, for a period of 180 days after the date of this prospectus, other than (a) the sale to the underwriters of the shares of common stock under the underwriting agreement or
(b) the issuance by us of shares of common stock upon the exercise of an options sold or granted pursuant to our existing benefit plan and outstanding on the date of this prospectus.

   In connection with this offering, certain underwriters and other selling group members or their affiliates may engage in passive market making transactions in the common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of that day when such limit is reached.

   Certain of the underwriters have, from time to time, provided investment banking and other financial advisory services to 1-800 CONTACTS, for which they have received customary fees.

                                    EXPERTS

   Our financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain legal matters will be passed upon for the underwriters by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the common stock being offered in the offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, with respect to any such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in our entirety by such reference. For further information about us and our securities offered hereby, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as a part thereof.

   We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, the exhibits and schedules forming a part thereof and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or part thereof may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................  F- 2
Balance Sheets as of January 2, 1999 and December 31, 1997...............  F- 3
Statements of Operations for the years ended January 2, 1999, and
 December 31, 1997 and 1996..............................................  F- 5
Statements of Stockholders' Equity for the years ended January 2, 1999, and December 31, 1997 and 1996..........................................  F- 6
Statements of Cash Flows for the years ended January 2, 1999, and
 December 31, 1997 and 1996..............................................  F- 7
Notes to Financial Statements............................................  F- 9
Unaudited Condensed Balance Sheet as of April 3, 1999....................  F-21
Unaudited Condensed Statements of Operations for the Quarters Ended April
 3, 1999 and
 April 4, 1998...........................................................  F-22
Unaudited Condensed Statement of Stockholders' Equity for the Quarter
 Ended April 3, 1999.....................................................  F-23
Unaudited Condensed Statements of Cash Flows for the Quarters Ended April
 3, 1999 and
 April 4, 1998...........................................................  F-24
Notes to Unaudited Condensed Financial Statements........................  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To 1-800 CONTACTS, INC.:

   We have audited the accompanying balance sheets of 1-800 CONTACTS, INC. (a Delaware corporation) as of January 2, 1999 and December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1-800 CONTACTS, INC. as of January 2, 1999, and December 31, 1997, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
 February 4, 1999 (except with respect to certain matters discussed in Notes 5 and 12, as to which the date is March 26, 1999)

                              1-800 CONTACTS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                       January 2,   December 31,
                                                          1999          1997
                                                       -----------  ------------
CURRENT ASSETS:
  Cash and cash equivalents........................... $ 3,762,220   $      --
  Inventories.........................................  10,752,324    4,811,855
  Prepaid advertising.................................     294,259      127,696
  Other current assets................................     188,880       54,968
                                                       -----------   ----------
    Total current assets..............................  14,997,683    4,994,519
                                                       -----------   ----------
DEFERRED ADVERTISING COSTS............................     175,631    1,705,695
                                                       -----------   ----------
PROPERTY AND EQUIPMENT, at cost:
  Office, computer and other equipment................   2,078,102      630,186
  Leasehold improvements..............................     458,341       75,270
                                                       -----------   ----------
                                                         2,536,443      705,456
  Less - accumulated depreciation and amortization....    (487,593)    (142,953)
                                                       -----------   ----------
    Net property and equipment........................   2,048,850      562,503
                                                       -----------   ----------
DEFERRED INCOME TAXES.................................     642,679          --
                                                       -----------   ----------
OTHER ASSETS..........................................     151,293      518,347
                                                       -----------   ----------
    Total assets...................................... $18,016,136   $7,781,064
                                                       ===========   ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                              1-800 CONTACTS, INC.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      January 2,   December 31,
                                                         1999          1997
                                                      -----------  ------------
CURRENT LIABILITIES:
  Line of credit..................................... $       --    $1,055,640
  Notes payable to stockholders......................         --     1,370,000
  Current portion of capital lease obligation........      36,712       23,532
  Accounts payable...................................   2,056,451    3,762,158
  Accrued liabilities................................     890,443      300,439
  Unearned revenue...................................     169,540      104,272
                                                      -----------   ----------
    Total current liabilities........................   3,153,146    6,616,041
                                                      -----------   ----------
LONG-TERM LIABILITIES:
  Notes payable to stockholders......................         --       243,788
  Capital lease obligation, less current portion.....      30,165       66,877
                                                      -----------   ----------
    Total long-term liabilities......................      30,165      310,665
                                                      -----------   ----------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 20,000,000 shares
   authorized,
    6,430,568 and 4,659,469 shares issued,
     respectively....................................      64,306       46,595
  Additional paid-in capital.........................  23,017,266       93,688
  Retained earnings (deficit)........................  (8,189,072)   1,286,220
  Treasury stock at cost, 11,000 shares..............     (59,675)         --
  Notes receivable from stockholders.................         --      (572,145)
                                                      -----------   ----------
    Total stockholders' equity.......................  14,832,825      854,358
                                                      -----------   ----------
    Total liabilities and stockholders' equity....... $18,016,136   $7,781,064
                                                      ===========   ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                              1-800 CONTACTS, INC.

                            STATEMENTS OF OPERATIONS

                                                      Year Ended
                                         ---------------------------------------
                                         January 2,   December 31,  December 31,
                                            1999          1997          1996
                                         -----------  ------------  ------------
NET SALES............................... $59,875,941  $21,115,314    $3,628,296
COST OF GOODS SOLD......................  37,315,413   14,024,523     2,215,306
                                         -----------  -----------    ----------
  Gross profit..........................  22,560,528    7,090,791     1,412,990
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................  31,541,525    5,945,221     1,041,312
                                         -----------  -----------    ----------
INCOME (LOSS) FROM OPERATIONS...........  (8,980,997)   1,145,570       371,678
                                         -----------  -----------    ----------
OTHER INCOME (EXPENSE):
  Interest expense......................    (104,370)    (161,520)      (26,175)
  Interest income.......................     553,843       34,963         7,261
  Other, net............................      (3,763)      13,395        (4,401)
                                         -----------  -----------    ----------
    Total other, net....................     445,710     (113,162)      (23,315)
                                         -----------  -----------    ----------
INCOME (LOSS) BEFORE BENEFIT FOR INCOME
 TAXES..................................  (8,535,287)   1,032,408       348,363
BENEFIT FOR INCOME TAXES................     642,679          --            --
                                         -----------  -----------    ----------
NET INCOME (LOSS)....................... $(7,892,608) $ 1,032,408    $  348,363
                                         ===========  ===========    ==========
PER SHARE INFORMATION:
  Basic and diluted net loss per common
   share................................ $     (1.27)
                                         ===========
PRO FORMA INFORMATION:
  Income (loss) before benefit
   (provision) for income taxes.........  (8,535,287)   1,032,408       348,363
  Benefit (provision) for income taxes..     642,679     (397,477)     (134,120)
                                         -----------  -----------    ----------
  Net income (loss)..................... $(7,892,608) $   634,931    $  214,243
                                         ===========  ===========    ==========
  Basic net income (loss) per common
   share................................ $     (1.27) $      0.14
                                         ===========  ===========
  Diluted net income (loss) per common
   share................................ $     (1.27) $      0.13
                                         ===========  ===========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              1-800 CONTACTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Notes
                           Common Stock      Additional    Retained     Treasury Stock     Receivable
                         ------------------    Paid-in     Earnings    -----------------      From
                          Shares    Amount     Capital     (Deficit)   Shares    Amount   Stockholders    Total
                         ---------  -------  -----------  -----------  -------  --------  ------------ -----------
BALANCE, December 31,
 1995................... 4,659,469  $46,595  $    33,688  $   (94,551)     --   $    --    $ (14,144)  $   (28,412)
 Repurchase of common
  stock.................  (931,894)  (9,319)    (230,681)         --       --        --          --       (240,000)
 Sale of common stock...   931,894    9,319      290,681          --       --        --          --        300,000
 Advances to
  stockholders..........       --       --           --           --       --        --     (233,592)     (233,592)
 Net income.............       --       --           --       348,363      --        --          --        348,363
                         ---------  -------  -----------  -----------  -------  --------   ---------   -----------
BALANCE, December 31,
 1996................... 4,659,469   46,595       93,688      253,812      --        --     (247,736)      146,359
 Advances to
  stockholders..........       --       --           --           --       --        --     (324,409)     (324,409)
 Net income.............       --       --           --     1,032,408      --        --          --      1,032,408
                         ---------  -------  -----------  -----------  -------  --------   ---------   -----------
BALANCE, December 31,
 1997................... 4,659,469   46,595       93,688    1,286,220      --        --     (572,145)      854,358
 Advances to
  stockholders..........       --       --           --           --       --        --      (27,544)      (27,544)
 Distributions to
  stockholders, net.....       --       --           --    (1,582,684)     --        --      599,689      (982,995)
 Sale of common stock,
  net of offering
  costs................. 2,213,750   22,138   24,827,971          --       --        --          --     24,850,109
 Repurchase and
  retirement of common
  stock.................  (442,651)  (4,427)  (1,895,573)         --       --        --          --     (1,900,000)
 Purchase of treasury
  shares................       --       --           --           --   (15,000)  (81,375)        --        (81,375)
 Exercise of common
  stock options.........       --       --        (8,820)         --     4,000    21,700         --         12,880
 Net loss...............       --       --           --    (7,892,608)     --        --          --     (7,892,608)
                         ---------  -------  -----------  -----------  -------  --------   ---------   -----------
BALANCE, January 2,
 1999................... 6,430,568  $64,306  $23,017,266  $(8,189,072) (11,000) $(59,675)  $     --    $14,832,825
                         =========  =======  ===========  ===========  =======  ========   =========   ===========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              1-800 CONTACTS, INC.

                            STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents

                                                      Year Ended
                                         --------------------------------------
                                         January 2,   December 31, December 31,
                                            1999          1997         1996
                                         -----------  ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................... $(7,892,608)  $1,032,408   $ 348,363
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in) operating activities:
  Depreciation and amortization.........     446,389      150,933      46,044
  Other.................................         --        20,000         --
  Loss on retirement of property and
   equipment............................      13,762          --        1,834
  Deferred income taxes.................    (642,679)         --          --
  Changes in operating assets and
   liabilities:
    Inventories.........................  (5,940,469)  (4,336,445)   (385,892)
    Prepaid advertising.................    (166,563)    (127,696)         --
    Other current assets................    (133,912)     (45,945)     (8,423)
    Deferred advertising costs..........   1,530,064   (1,311,398)   (394,297)
    Accounts payable....................  (1,705,707)   3,290,864     421,228
    Accrued liabilities.................     590,004      236,639      54,432
    Unearned revenue....................      65,268       68,327      30,986
                                         -----------   ----------   ---------
      Net cash (used in) provided by
       operating activities............. (13,836,451)  (1,022,313)    114,275
                                         -----------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in notes receivable from
   stockholders.........................     (27,544)    (324,409)   (233,592)
  Purchase of property and equipment....  (2,013,361)    (488,244)   (174,992)
  Proceeds from sale of property and
   equipment............................     101,768          --          --
  Purchase of intangible assets.........      (5,000)     (50,000)        --
  Deposits..............................     (38,049)     (40,425)        --
                                         -----------   ----------   ---------
      Net cash used in investing
       activities....................... $(1,982,186)  $ (903,078)  $(408,584)
                                         ===========   ==========   =========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              1-800 CONTACTS, INC.

                Increase (Decrease) in Cash and Cash Equivalents

                                                       Year Ended
                                          --------------------------------------
                                          January 2,   December 31, December 31,
                                             1999          1997         1996
                                          -----------  ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock, net of
   underwriting discounts and
   commissions..........................  $25,734,844   $     --      $300,000
  Common stock offering costs...........     (509,537)   (375,198)         --
  Common stock repurchases..............   (1,981,375)        --      (240,000)
  Proceeds from exercise of common stock
   options..............................       12,880         --           --
  Net (repayments) borrowings on line of
   credit...............................   (1,055,640)  1,055,640          --
  Borrowings from stockholders..........          --    1,800,000      365,000
  Principal payments on notes payable to
   stockholders.........................   (1,613,788)   (411,212)    (180,000)
  Principal payments on notes payable
   for distributions to stockholders,
   net..................................     (982,995)        --           --
  Principal payments on long-term debt..          --      (55,871)     (21,717)
  Principal payments on capital lease
   obligation...........................      (23,532)    (19,425)        (442)
  Bank overdraft........................          --      (68,543)      68,543
                                          -----------   ---------     --------
    Net cash provided by financing
     activities.........................   19,580,857   1,925,391      291,384
                                          -----------   ---------     --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................    3,762,220         --        (2,925)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD..............................          --          --         2,925
                                          -----------   ---------     --------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD.................................  $ 3,762,220   $     --      $    --
                                          ===========   =========     ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest................  $   228,907   $  42,699     $ 18,984

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

   During the year ended January 2, 1999, the Company distributed $1,582,684 to its S Corporation stockholders. This distribution (net of notes receivable from stockholders of $599,689) was in the form of promissory notes, totaling $982,995, issued by the Company. The promissory notes were paid in full during fiscal year 1998.

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              1-800 CONTACTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND ORGANIZATION OF BUSINESS

   1-800 CONTACTS, INC., (the "Company") was incorporated in the state of Utah in February 1995. The Company was reincorporated in Delaware in February 1998 in conjunction with its initial public offering of common stock. The Company is a direct marketer of replacement contact lenses. The Company sells contact lenses primarily through its toll-free telephone number and the Internet.

 Regulatory Compliance

   The sale and delivery of contact lenses is generally governed by state laws and regulations. The Company sells to customers in all 50 states and each sale is likely to be subject to the laws of the state where the customer is located. The laws and regulations relating to the delivery and sale of contact lenses vary from state to state, but can generally be classified into five categories:
(i) laws that require contact lenses only be dispensed pursuant to a valid prescription, (ii) laws that require the dispenser to be licensed by the state as an optometrist, ophthalmologist or other professional authorized to dispense lenses, (iii) laws that require lenses be dispensed only in a face-to-face transaction, (iv) laws with requirements that are unclear or do not specifically address the sale and delivery of contact lenses; and (v) laws that the Company believes place no restrictions on the dispensing of replacement contact lenses. The Company's operating practice is to attempt to obtain a prescription from its customers or his/her eye care practitioner. If the customer does not have a copy of his/her prescription, the Company attempts to contact the customer's doctor to obtain a copy of, or verify the customer's prescription. If the Company is unable to obtain a copy of, or verify the customer's prescription, it is the Company's practice to complete the sale and ship the lenses to the customer, based on the prescription information provided by the customer. As a result, certain sales made by the Company violate the applicable statute or regulation in the state in which the customer is located. Any action brought against the Company based on its violation of such state laws and regulations could result in fines to the Company and /or the required compliance with such laws. Such required compliance could result in (i) increased costs to the Company, (ii) the loss of a substantial portion of the Company's customers for whom the Company is unable to obtain or verify their prescription and (iii) the inability to sell to customers at all in a particular state if the Company cannot comply with such state's laws. The occurrence of any of the above could have a material adverse effect on the Company's ability to sell contact lenses and continue to operate profitably. Furthermore, there can be no assurance that states will not enact or impose laws or regulations that prohibit mail order dispensing of contact lenses or otherwise impair the Company's ability to sell contact lenses and continue to operate profitably.

   From time to time the Company receives notices, inquiries or other correspondence from states or their regulatory bodies charged with overseeing the sale of contact lenses. The Company's practice is to review such notices with legal counsel to determine the appropriate response on a case-by-case basis. It is the opinion of management, after discussion with legal counsel, that the Company is taking the appropriate steps to address the various notices received. To date, no formal complaints have been filed against the Company concerning its business practices, other than the Steinberg Complaint (see Note
5).

 Sources of Supply

   Historically, substantially all of the major manufacturers of contact lenses have refused to sell lenses directly to direct marketers, including the Company, and have sought to prohibit their distributors from doing so. As a result, the Company currently purchases a substantial portion of its products from unauthorized distributors. The Company is aware that at least one large manufacturer of contact lenses puts tracking codes on its products in an effort to identify distributors who are selling to direct marketers. The Company is not an authorized dealer for the majority of the products which it sells. In addition, the price the Company pays for

                              1-800 CONTACTS, INC.

certain of its products is sometimes higher than that paid by eye care practitioners, retail chains and mass merchandisers, who are able to buy directly from the manufacturers. There can be no assurance that the Company will be able to obtain sufficient quantities of contact lenses at competitive prices in the future to meet the existing or anticipated demand for its products. Any such inability would have a material adverse effect on the Company's business, financial position and results of operations.

   Although the Company seeks to reduce its reliance on any one supplier by establishing relationships with a number of distributors and other sources, the Company purchased from a single distributor approximately 47 percent and 40 percent of its contact lens inventory in 1998 and 1997, respectively. The Company also purchased from another distributor 21 percent and 40 percent of its contact lens inventory in 1997 and 1996, respectively. The Company continually seeks to establish new relationships with potential suppliers in order to be able to obtain adequate inventory at competitive prices. In the event that these suppliers could no longer supply the Company with contact lenses, there can be no assurance that the Company could secure other adequate sources of supply, or that such supply could be obtained on terms no less favorable to the Company than its current supply, which could adversely affect the Company by increasing its costs or, in the event adequate replacement supply cannot be secured, reducing its net sales.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Change in Accounting Period

   Effective January 1, 1998, the Company changed from a calendar year end to a 52/53 week year, ending on the Saturday nearest to December 31. Due to this change, fiscal year 1998 represents 52 weeks and 3 days, covering the period January 1, 1998 to January 2, 1999.

 Revenue Recognition

   Sales are recognized at the time of shipment to the customer. Payment for the product is generally received prior to shipment. As a result, unearned revenue represents amounts received from customers for which shipment has not occurred. Shipping and handling fees are included as part of net sales. The related freight costs associated with shipping products to customers are included as a component of cost of goods sold.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

   Inventories consist of contact lenses and are recorded at the lower of cost (using the first-in, first-out method) or market.

                              1-800 CONTACTS, INC.

 Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the term of the lease. Major additions and improvements are capitalized, while costs for minor replacements, maintenance and repairs that do not increase the useful life of an asset are expensed as incurred. Upon retirement or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts. The resulting gain or loss is reflected in income.

 Advertising Costs

   Prior to the fourth quarter of fiscal 1998, the Company capitalized certain direct-mail advertising costs and amortized those costs over the period for which the revenues were generated in accordance with Statement of Position ("SOP") 93-7. Based upon the Company's past direct-response information, the Company capitalized direct-mail advertising costs on a cost-pool-by-cost-pool approach and amortized those costs over a 12 month period, which was the period during which the future benefits were expected to be received. Approximately
73 percent of capitalized costs were amortized over the first six months after the advertisement. Accordingly, deferred advertising costs were amortized in proportion to the expected future benefits to be received. The Company expensed all other advertising costs when the advertising first occurred.

   At each balance sheet date, the Company evaluates the realizability of amounts reported as assets by comparing the carrying amounts of such assets to the estimated remaining future net revenues (revenues less direct costs) expected to result from the advertisement. To the extent the carrying amounts exceeded the remaining future net revenues, the excess was recorded as advertising expense in the current period.

   During 1998, the Company began utilizing a variety of new advertising vehicles, including new print vehicles, Internet and radio spots, and an extensive television marketing campaign. As direct-response information became available during the fourth quarter of 1998, the Company determined that its ability to track individual sales to specific advertising campaigns was restricted as a result of the variety of new advertising vehicles utilized. Therefore, beginning in the fourth quarter of 1998, the Company began expensing all advertising costs, including all direct-mail advertising costs, when the advertising first takes place. The Company also determined that for previously deferred advertising costs the period during which the future benefits were expected to be received was shortened and accordingly, is amortizing the balance at the beginning of the fourth quarter of 1998 over 5 months.

   The Company recorded total advertising expense of approximately $24,207,000, $3,486,000 and $468,000 for the years ended January 2, 1999 and December 31, 1997 and 1996, respectively.

 Other Assets

   Other assets consist of the following:

                                                          January   December 31,
                                                          2, 1999       1997
                                                         ---------  ------------
     Intangible assets.................................. $ 175,447    $170,447
     Deferred offering costs............................       --      375,198
     Deposits...........................................    78,474      40,425
                                                         ---------    --------
                                                           253,921     586,070
     Accumulated amortization...........................  (102,628)    (67,723)
                                                         ---------    --------
                                                         $ 151,293    $518,347
                                                         =========    ========

                              1-800 CONTACTS, INC.

   Intangible assets consist of amounts paid to secure the rights to the Company's telephone numbers and Internet domain names. These costs are amortized over an estimated life of 5 years. The Company has contractual rights customary to the industry to use its telephone numbers and Internet domain names. However, under applicable rules and regulations of the Federal Communications Commission, the Company does not have and cannot acquire any property rights to the telephone numbers. In addition, the Company does not have and cannot acquire any property rights to the Internet domain names. The Company does not expect to lose the right to use the numbers or domain names, however, there can be no assurance in this regard and such loss would have a material adverse effect on the Company's financial position and results of operations.

 Fair Value of Financial Instruments

   The Company's financial instruments consist mainly of cash and cash equivalents, short-term payables and notes payable. The Company believes that the carrying amounts approximate fair value.

 Long-lived Assets

   The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 Income Taxes

   The Company recognizes deferred tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

   Prior to February 9, 1998, the Company had elected for federal and state income tax purposes to include its taxable income with that of its shareholders (an S Corporation election). For the years ended December 31, 1997 and 1996, the unaudited pro forma net income presents the pro forma effects on historical net income adjusted for a pro forma provision for income taxes. The pro forma provision for income taxes has been determined assuming the Company had been taxed as a C corporation for federal and state income tax purposes using an effective income tax rate of 38.5 percent.

 Net Income (Loss) Per Common Share

   Basic net income (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share ("Diluted EPS") reflects the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock.

   The pro forma Basic and Diluted EPS for the year ended December 31, 1997 gives effect to the pro forma effects on historical net income adjusted for a pro forma provision for income taxes assuming the Company had been taxed as a C Corporation for federal and state income tax purposes. In addition, it takes into consideration the shares deemed to be outstanding at the initial public offering price of $12.50 per share, sufficient to fund the S Corporation distribution of approximately $983,000 (see Note 9).

                              1-800 CONTACTS, INC.

   The following is a reconciliation of the numerator and denominator used to calculate Basic and Diluted EPS:

                           Year Ended January 2, 1999     Year Ended December 31, 1997
                         -------------------------------- ----------------------------
                           Income               Per-Share  Income            Per-Share
                           (Loss)      Shares    Amount    (Loss)   Shares    Amount
                         -----------  --------- --------- -------- --------- ---------
Historical:
 Basic EPS.............. $(7,892,608) 6,227,640  $(1.27)
 Effect of stock
  options...............
                         -----------  ---------  ------
 Diluted EPS............ $(7,892,608) 6,227,640  $(1.27)
                         ===========  =========  ======
Pro Forma:
 Basic EPS.............. $(7,892,608) 6,227,640  $(1.27)  $634,931 4,659,469   $0.14
 Effect of stock
  options...............                                              20,782
 Assumed distribution...                                              78,640
                         -----------  ---------  ------   -------- ---------   -----
 Diluted EPS............ $(7,892,608) 6,227,640  $(1.27)  $634,931 4,758,891   $0.13
                         ===========  =========  ======   ======== =========   =====

   At January 2, 1999, there were outstanding options to purchase 223,010 shares of common stock that were not included in the computation of Diluted EPS because they would be antidilutive.

 Reclassifications

   Certain amounts in prior years' financial statements have been reclassified to conform to the fiscal 1998 presentation.

NOTE 3.  LINE OF CREDIT

 Line of Credit

   The Company has a revolving credit facility that provides for borrowings equal to the lesser of $5.0 million or 50 percent of eligible inventory. The credit facility bears interest at a floating rate equal to the lender's prime interest rate plus 1.5 percent (9.25 percent at January 2, 1999). As of January 2, 1999, the Company had no outstanding borrowings. The credit facility is secured by substantially all of the Company's assets and expires on July 31, 1999.

   The credit facility contains various affirmative and negative covenants which require, among other things, restrictions on additional debt, quarterly pre-tax income, maintenance of working capital and restrictions on distributions and changes in ownership. As of January 2, 1999, the Company was not in compliance with the covenants regarding quarterly pre-tax income. The bank waived these covenants for the year ended January 2, 1999.

NOTE 4.  NOTES PAYABLE TO STOCKHOLDERS

 Long Term

   In February 1996, the Company entered into a credit agreement with a stockholder that provides for maximum borrowings of $250,000. The borrowings accrued interest at the prime rate plus 2 percent (9.75 percent at January 2, 1999). As of December 31, 1997, outstanding borrowings totaled $243,788. During 1998, this amount was paid in full with proceeds from the Company's initial public offering of common stock.

 Short Term

   In May 1997, the Company borrowed $250,000 from a stockholder that was repaid prior to December 31, 1997.

                              1-800 CONTACTS, INC.

   In May 1997, the Company borrowed $600,000 from a stockholder under a short-term promissory note. The note accrued interest at the prime rate plus 2 percent and was due in November 1997. In July 1997, the Company repaid $100,000 on the note and refinanced the remaining $500,000 plus borrowed an additional $600,000 from the stockholder under a new short-term promissory note. The total $1,100,000 unsecured note payable accrued interest at prime plus 2 percent and was due July 30, 1998. As consideration for entering into this note, the Company agreed to modify the option it held to repurchase the stockholder's common stock. Under the revised terms of the option, the Company had the right to repurchase 442,651 shares of the stockholder's common stock for $1,900,000 (see Note 6).

   In September 1997, the Company borrowed $250,000 from a stockholder under a short-term, unsecured promissory note. The note accrued interest at prime plus 2 percent and was due in September 1998. In addition, for every month the note was outstanding, a fee of $5,000 was added to the outstanding balance and expensed as additional interest. As of December 31, 1997, $20,000 had been added to the balance of the note.

   As of December 31, 1997, accrued interest on stockholder notes payable totaled $98,315 and is included in the caption "accrued liabilities" in the accompanying December 31, 1997 balance sheet.

   During 1998, all amounts owed to stockholders were paid in full with proceeds from the Company's initial public offering of common stock.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

 Legal and Regulatory Matters

   On July 14, 1998, Craig S. Steinberg, O.D., a professional corporation d.b.a. City Eyes Optometry Center, filed a purported class action on behalf of all optometrists licensed to practice in California against the Company and its directors in Los Angeles County Superior Court (the "Steinberg Complaint"). The complain alleges three separate causes of action for unfair competition: (i) selling contact lenses to California residents without being registered, (ii) selling contact lenses to California residents without verifying the prescription, and (iii) failing to disclose in its advertising that it sells "sample" lenses not intended for sale to the public. The complaint requests various forms of relief, including damages of an unspecified amount, attorney's fees and a permanent injunction to prevent the Company from selling contact lenses to California residents without being registered and without verifying the prescription as well as from selling sample contact lenses to California residents. In addition, the plaintiff has filed a motion for preliminary injunction seeking the injunctive relief requested in the complaint. On August 11, 1998, the Company removed the action to the United States District Court for the Central District of California based on diversity jurisdiction.

   In response to motions by the Company, plaintiff and another California optometrist, Ellis Miles (collectively "plaintiffs") filed a First Amended Complaint ("FAC") against the Company and its directors on or about September 3, 1998 purporting to sue on behalf of the public under California's unfair competition statute rather than as a class action on behalf of optometrists. Although the substantive claims for unfair competition remain the same, the FAC seeks restitutionary relief rather than damages. Plaintiffs also stipulated to dismiss the Company's directors as defendants rather than oppose the Company's motion to dismiss them, leaving the Company as the only remaining defendant.

   On October 2, 1998, plaintiffs re-filed their motion for preliminary injunction in federal court. The Company likewise filed a motion to strike plaintiff's claims for monetary relief. Plaintiffs withdrew their motion for preliminary injunction on October 19, 1998, after the Company filed its opposition to the motion indicating, inter alia, that the Company had been registered as a Nonresident Contact Lens Seller in California. The Court denied the Company's motion to strike plaintiffs' claims for monetary relief on February 26, 1999. The Company filed its Answer to the First Amended Complaint on March 11, 1999.

                              1-800 CONTACTS, INC.

   From time to time the Company is involved in other legal matters generally incidental to its business.

   It is the opinion of management, after discussion with legal counsel, that the ultimate dispositions of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company.

   See Note 1 for a discussion of regulatory matters.

 Capital Lease Obligation

   The Company leases the rights to use its telephone number from an individual under a capital lease arrangement. At the end of the lease, the Company has the option to purchase the interest in the telephone number for $17,500. The minimum future lease payments under the capital lease as of January 2, 1999 are as follows:

      Fiscal Year                                                       Amount
      -----------                                                      --------
      1999...........................................................  $ 42,000
      2000...........................................................    31,500
                                                                       --------
      Total minimum lease payments...................................    73,500
      Less amount representing interest..............................    (6,623)
                                                                       --------
      Present value of minimum lease payments........................    66,877
      Less current portion...........................................   (36,712)
                                                                       --------
      Capital lease obligations, excluding current portion...........  $ 30,165
                                                                       ========

 Operating Leases

   The Company leases office and warehouse facilities and certain equipment under noncancelable operating leases. Lease expense for the years ended January 2, 1999 and December 31, 1997 and 1996 totaled approximately $376,700, $88,000 and $30,900, respectively. In October 1998, the Company agreed to occupy warehouse space in a facility then under construction. The new lease commitment commenced in January, 1999.

   Future minimum lease payments under noncancelable operating leases are as follows (including expense under the new lease):

      Fiscal Year                                                       Amount
      -----------                                                     ----------
      1999........................................................... $  759,246
      2000...........................................................    746,298
      2001...........................................................    760,503
      2002...........................................................    598,293
      2003...........................................................    602,389
      Thereafter.....................................................    658,703
                                                                      ----------
                                                                      $4,125,432
                                                                      ==========

 Sales Tax

   The Company's direct mail business is located, and all of its operations are conducted, in the state of Utah. At January 2, 1999, the Company did not collect sales or other similar taxes. However, various states have sought to impose state sales tax collection obligations on out-of-state mail-order companies, such as the

                              1-800 CONTACTS, INC.

Company. The U.S. Supreme Court has held that the various states, absent Congressional legislation, may not impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of advertising materials through the mail, and whose subsequent delivery of purchased goods is by mail or interstate common carriers. The Company has not received an assessment from any state. The Company anticipates that any legislative changes, if adopted, would be applied on a prospective basis.

 Advertising Commitments

   The Company has entered into certain noncancelable commitments with cooperative mail companies that will require the Company to pay approximately $3.5 million for direct mail services through December 31, 1999.

NOTE 6.  COMMON STOCK TRANSACTIONS

   In February 1996, the Company repurchased 931,894 shares of its outstanding common stock for $240,000 in cash. Concurrently with the purchase, the Company sold these shares to new stockholders for $300,000 in cash. The Company received the right to repurchase 442,651 of these shares for $1,900,000 prior to February 1, 2001 (see Note 4). In connection with its initial public offering, the Company exercised its rights to repurchase these shares.

   In connection with the filing of an effective Form S-1 Registration Statement and a reincorporation in the state of Delaware, the Board of Directors and stockholders approved a 414.175 for 1 stock split and a change in the authorized common stock to 20,000,000 shares at $0.01 par value per share. This stock split and change in authorized common stock have been retroactively reflected in the accompanying financial statements.

   During February 1998, the Company completed its initial public offering of common stock. In connection therewith, the Company issued 2,213,750 shares of common stock, which included 288,750 shares issued pursuant to the underwriters' over-allotment option. The proceeds received from the offering, net of underwriting commissions and offering costs, totaled approximately $24,850,000.

   On October 13, 1998, the Company's Board of Directors authorized a repurchase of up to 500,000 shares of its common stock. A purchase of the full amount would equal approximately 7.8 percent of the total shares issued. The repurchase of common stock is subject to market conditions and is accomplished through periodic purchases at prevailing prices on the open market, by block purchases or in privately negotiated transactions. The repurchased shares will be retained as treasury stock to be used for corporate purposes. The repurchase program will be effected in accordance with the safe harbor provisions of Rule 10b-18. During 1998, the Company repurchased 15,000 shares for a total cost, including commissions, of $81,375. See Note 12 for repurchases subsequent to year end.

   During December 1998, an employee exercised stock options to purchase 4,000 shares of common stock at $3.22 per share for a total of $12,880.

NOTE 7.  STOCK OPTIONS AND STOCK OPTION PLAN

   During fiscal 1998, the Company established a nonqualified and incentive stock option plan. The plan provides for the issuance of a maximum of 310,000 shares of common stock to officers, directors and consultants and other key employees. Incentive stock options and nonqualified options are granted at not less than 100 percent of the fair market value of the underlying common stock on the date of grant. As of January 2, 1999, 292,610 shares are available for future granting.

                              1-800 CONTACTS, INC.

   Prior to the establishment of the stock option plan, the Company issued nonqualified stock options to an employee in November 1996 to purchase 47,986 shares of common stock at an exercise price of $3.22. In addition, during the year ended December 31, 1997, the Company issued nonqualified stock options to an employee to purchase 4,799 shares of common stock at an exercise price of $8.16 and nonqualified options to two employees to purchase an aggregate of 67,181 shares at $11 per share. The Company also issued stock options to a consultant in February 1997 to purchase 19,195 shares of common stock at an exercise price of $4.70. In January 1998, the Company granted nonqualified stock options to purchase 71,979 shares of common stock at $11 per share to a director of the Company. All options granted through January 2, 1999 vest equally over a three year period and expire in ten years.

   A summary of stock option activity is as follows:

                                                                     Weighted
                                                                     Average
                                                                  Exercise Price
                                                         Shares     Per Share
                                                         -------  --------------
     Outstanding at January 1, 1996.....................     --          --
       Granted..........................................  47,986      $ 3.22
                                                         -------      ------
     Outstanding at December 31, 1996...................  47,986        3.22
       Granted..........................................  91,175        9.52
                                                         -------      ------
     Outstanding at December 31, 1997................... 139,161        7.35
       Granted..........................................  89,369       11.22
       Exercised........................................  (4,000)       3.22
       Forfeited........................................  (1,520)      12.50
                                                         -------      ------
     Outstanding at January 2, 1999..................... 223,010      $ 8.94
                                                         =======      ======
     Exercisable at January 2, 1999.....................  82,378      $ 7.81
                                                         =======      ======

   The following is additional information with respect to stock options:

                    Outstanding                                   Exercisable
                       as of    Weighted-Average                     as of
 Range of Exercise  January 2,     Remaining     Weighted-Average January 2,  Weighted-Average
      Prices           1999     Contractual Life  Exercise Price     1999      Exercise Price
 -----------------  ----------- ---------------- ---------------- ----------- ----------------
 $ 3.18 -- $ 4.76      63,181         7.9             $ 3.67        34,390         $ 3.50
   4.77 --    6.35      3,000         9.7               5.63             0           0.00
   7.94 --    9.52      4,799         8.4               8.16         1,600           8.16
   9.53 --  11.11     139,160         8.9              11.00        46,388          11.00
  11.12 --  12.70       7,870         9.2              12.18             0           0.00
  14.29 --  15.88       5,000         9.5              15.88             0           0.00
                      -------         ---             ------        ------         ------      ---
                      223,010         8.7             $ 8.94        82,378         $ 7.81
                      =======                                       ======

   The Company applies APB No. 25 and related interpretations in accounting for its stock option grants to employees. Accordingly, no compensation expense has been recognized for these stock option grants. Had compensation expense for the Company's employee stock option grants been determined in accordance with SFAS No. 123, the Company's net income (loss) for the years ended January 2, 1999 and December 31, 1997 and 1996, and diluted net income (loss) per common share for the years ended January 2, 1999 and December 31, 1997 would have been reduced to the pro forma amounts indicated below:

                              1-800 CONTACTS, INC.

                                                    1998        1997     1996
                                                 -----------  -------- --------
Net income (loss):
  As reported (1)............................... $(7,892,608) $634,931 $214,243
  Pro forma..................................... $(8,070,562) $617,785 $211,860
Diluted net income (loss) per common share:
  As reported (1)............................... $     (1.27) $   0.13
  Pro forma..................................... $     (1.30) $   0.13

   Due to the nature and timing of options grants, the resulting pro forma compensation cost may not be indicative of future years.
--------
(1) Includes the effect of the pro forma adjustments as described in Note 2.

   The fair value of each option grant has been estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rate of 5.6 percent for 1998 grants and 6.5 percent for 1997 and 1996 grants, expected stock price volatility of approximately 78 percent for 1998 grants and 0 percent for 1997 and 1996 grants, an expected dividend yield of 0 for all grants and an expected life of five years for all grants. The weighted average fair value of options granted during fiscal years 1998, 1997 and 1996 was $7.53, $2.64 and $0.89 per share, respectively.

NOTE 8.  RELATED PARTY TRANSACTIONS

   During fiscal 1998, 1997 and 1996, the Company made aggregate loans to two stockholders totaling $22,300, $289,473 and $226,331, respectively. The loans were unsecured, accrued interest at the prime rate and were due on demand. Interest income on the loans totaled $5,244, $34,936 and $7,261 for the years ended January 2, 1999, and December 31, 1997 and 1996, respectively, and is included in the outstanding balance of the notes receivable. As of December 31, 1997 and 1996, notes receivable from stockholders totaled $572,145 and $247,736, respectively. During 1998, the Company made equity distributions to the stockholders sufficient to allow for their repayment on these notes. As a result, these notes were classified as a reduction in stockholders' equity in the accompanying 1997 financial statements. See Note 4 for a discussion of other related party transactions.

NOTE 9.  DISTRIBUTIONS TO STOCKHOLDERS

   Prior to the consummation of its initial public offering, the Company entered into an agreement for the distribution of retained earnings and tax indemnification with the existing stockholders. Pursuant to the agreement, an S Corporation distribution of $982,995 (net of notes receivable due from stockholders of $599,689) was distributed in the form of promissory notes issued by the Company. The notes were paid in full after the closing of the offering. The agreement provided for, among other things, the indemnification of the existing stockholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) and the repayment to the Company of amounts received as refunds, resulting from the Company's operations during the period in which it was an S Corporation. No amounts are currently payable, or anticipated to be payable, or receivable, or anticipated to be receivable under the agreement. The existing stockholders will be indemnified by the Company with respect to federal and state income tax liabilities as a result of an adjustment to the Company's taxable income which increases the tax liability to the existing stockholders for taxable periods ending prior to the termination of the S corporation status. In addition, the existing stockholders will indemnify the Company with respect to any federal and state tax liabilities as a result of an adjustment which decreases the existing stockholders' tax liability for taxable periods ending prior to the termination of the Company's S corporation status and correspondingly increases the tax liability of the Company for a taxable period commencing on or after the termination of the Company's S corporation status.

                              1-800 CONTACTS, INC.

NOTE 10.  INCOME TAXES

   Effective February 9, 1998 the Company's S corporation election was terminated. As a result, the Company recorded a net deferred tax liability and the related deferred tax provision of approximately $791,000 for the tax effect of the differences between financial statement and income tax basis of assets and liabilities that existed at the termination date of the S corporation election.

   The components of the provision for income taxes for the period in fiscal 1998 since the termination of the S corporation status are as follows:

      Current provision............................................ $       --
      Deferred benefit (provision):
        Federal....................................................   2,864,270
        State......................................................     443,386
        Change in valuation allowance..............................  (1,874,211)
        Change from S corporation status...........................    (790,766)
                                                                    -----------
          Total benefit for income taxes........................... $   642,679
                                                                    ===========

   The following is a reconciliation between the statutory federal income tax rate and the Company's effective income tax rate which is derived by dividing the benefit for income taxes by loss before benefit for income taxes for the fiscal year ended January 2, 1999.

      Statutory federal income tax rate..................................  34.0%
      State income taxes, net of federal benefit.........................   3.3
      Change from S corporation status...................................  (8.0)
      Valuation allowance................................................ (22.0)
      Other..............................................................    .2
                                                                          -----
                                                                            7.5%
                                                                          =====

   The components of the deferred tax assets and liabilities at January 2, 1999 are as follows:

      Deferred income tax assets:
        Operating loss carryforward...............................  $ 2,357,190
        Accrued reserves..........................................      176,429
        Intangibles amortization..................................       23,741
        Other.....................................................       33,645
                                                                    -----------
                                                                      2,591,005
        Valuation allowance.......................................   (1,874,211)
                                                                    -----------
                                                                        716,794
                                                                    -----------
      Deferred income tax liabilities:
        Deferred advertising costs................................      (65,510)
        Depreciation..............................................       (8,605)
                                                                    -----------
                                                                        (74,115)
                                                                    -----------
      Net deferred income tax asset...............................  $   642,679
                                                                    ===========

   A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. Due to the uncertainty with respect to the ultimate realization, the Company has established a valuation allowance for a portion of the deferred tax assets. The amount of the net deferred tax assets considered realizable, however, could change in the near term based on changing conditions.

                              1-800 CONTACTS, INC.

   As of January 2, 1999, the Company has net operating loss carryforwards for income tax purposes of approximately $6,320,000 which expire in fiscal year 2018 for federal income tax purposes and 2013 for state income tax purposes.

NOTE 11.  PREFERRED STOCK

   The Company has 1,000,000 shares authorized of $.01 par value preferred stock. For the years ended January 2, 1999, and December 31, 1997 and 1996 no shares were issued or outstanding.

NOTE 12.  SUBSEQUENT EVENTS

 Stock Options

   In February 1999, the Company granted nonqualified stock options to purchase 54,700 shares of common stock at $12.5625 per share to employees and Directors of the Company. The options vest over a three year period and expire in ten years.

 Stock Repurchases

   In March 1999, the Company repurchased a total of 155,000 shares of its common stock for a total cost, including commissions, of $1,860,005.

                              1-800 CONTACTS, INC.

                     UNAUDITED CONDENSED BALANCE SHEET

                                                                     April 3,
                                                                       1999
                                                                    -----------
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................ $ 8,596,048
  Inventories......................................................  10,585,667
  Other current assets.............................................     287,388
                                                                    -----------
    Total current assets...........................................  19,469,103
PROPERTY AND EQUIPMENT, net........................................   2,344,296
DEFERRED INCOME TAXES..............................................     460,466
OTHER ASSETS.......................................................     164,323
                                                                    -----------
    Total assets................................................... $22,438,188
                                                                    ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligation...................... $    37,685
  Accounts payable.................................................   7,013,140
  Accrued liabilities..............................................   1,617,283
  Unearned revenue.................................................     428,971
                                                                    -----------
    Total current liabilities......................................   9,097,079
                                                                    -----------
CAPITAL LEASE OBLIGATION, less current portion.....................      20,371
                                                                    -----------
STOCKHOLDERS' EQUITY:
  Common stock.....................................................      64,306
  Additional paid-in capital.......................................  23,009,439
  Accumulated deficit..............................................  (7,891,895)
  Treasury stock...................................................  (1,861,112)
                                                                    -----------
    Total stockholders' equity.....................................  13,320,738
                                                                    -----------
    Total liabilities and stockholders' equity..................... $22,438,188
                                                                    ===========

            The accompanying notes to condensed financial statements

             are an integral part of this condensed statement.

                              1-800 CONTACTS, INC.

               UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                                           Quarter Ended
                                                      ------------------------
                                                       April 3,     April 4,
                                                         1999         1998
                                                      -----------  -----------
NET SALES............................................ $22,304,257  $10,429,304
COST OF GOODS SOLD...................................  13,909,147    6,628,913
                                                      -----------  -----------
  Gross profit.......................................   8,395,110    3,800,391
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........   8,000,105    3,137,926
                                                      -----------  -----------
INCOME FROM OPERATIONS...............................     395,005      662,465
                                                      -----------  -----------
OTHER INCOME (EXPENSE):
  Interest expense...................................      (1,844)     (73,633)
  Interest income....................................      86,229      143,869
  Other, net.........................................         --        10,000
                                                      -----------  -----------
    Total other, net.................................      84,385       80,236
                                                      -----------  -----------
INCOME BEFORE PROVISION FOR INCOME TAXES.............     479,390      742,701
PROVISION FOR INCOME TAXES...........................    (182,213)    (953,908)
                                                      -----------  -----------
NET INCOME (LOSS).................................... $   297,177  $  (211,207)
                                                      ===========  ===========
PER SHARE INFORMATION:
  Basic and diluted net income (loss) per common
   share............................................. $      0.05  $     (0.04)
                                                      ===========  ===========
PRO FORMA INFORMATION:
  Income before provision for income taxes...........     479,390      742,701
  Provision for income taxes.........................    (182,213)    (278,337)
                                                      -----------  -----------
  Net income......................................... $   297,177  $   464,364
                                                      ===========  ===========
  Basic and diluted net income per common share...... $      0.05  $      0.08
                                                      ===========  ===========


 The accompanying notes to condensed financial statements are an integral part of these condensed statements.

                              1-800 CONTACTS, INC.

           UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

                      For the Quarter Ended April 3, 1999

                            Common Stock    Additional                   Treasury Stock
                          -----------------   Paid-in    Accumulated  ---------------------
                           Shares   Amount    Capital      Deficit     Shares     Amount        Total
                          --------- ------- -----------  -----------  --------  -----------  -----------
BALANCE, January 2,
 1999...................  6,430,568 $64,306 $23,017,266  $(8,189,072)  (11,000) $   (59,675) $14,832,825
 Purchase of treasury
  shares................        --      --          --           --   (155,000)  (1,860,005)  (1,860,005)
 Exercise of common
  stock options.........        --      --       (7,827)         --     10,796       58,568       50,741
 Net income.............        --      --          --       297,177       --           --       297,177
                          --------- ------- -----------  -----------  --------  -----------  -----------
BALANCE, April 3, 1999..  6,430,568 $64,306 $23,009,439  $(7,891,895) (155,204) $(1,861,112) $13,320,738
                          ========= ======= ===========  ===========  ========  ===========  ===========



            The accompanying notes to condensed financial statements

             are an integral part of this condensed statement.

                              1-800 CONTACTS, INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                Increase (Decrease) In Cash and Cash Equivalents

                                                           Quarter Ended
                                                       -----------------------
                                                        April 3,    April 4,
                                                          1999        1998
                                                       ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).................................... $  297,177  $  (211,207)
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization.......................    156,905       63,536
  Deferred income taxes...............................    182,213      953,908
  Changes in operating assets and liabilities:
   Inventories........................................    166,657     (663,251)
   Other current assets...............................    195,751   (1,261,233)
   Deferred advertising costs.........................    175,631   (1,562,536)
   Accounts payable...................................  4,956,689      465,959
   Accrued liabilities................................    726,840      255,520
   Unearned revenue...................................    259,431       56,625
                                                       ----------  -----------
     Net cash provided by (used in) operating
      activities......................................  7,117,294   (1,902,679)
                                                       ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in notes receivable from stockholders..        --       (27,544)
  Purchase of property and equipment..................   (443,202)    (131,030)
  Purchase of intangible assets.......................    (19,600)         --
  Deposits............................................     (2,579)    (287,396)
                                                       ----------  -----------
     Net cash used in investing activities............ $ (465,381) $  (445,970)
                                                       ----------  -----------


            The accompanying notes to condensed financial statements
              are an integral part of these condensed statements.

                              1-800 CONTACTS, INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                Increase (Decrease) In Cash and Cash Equivalents

                                                            Quarter Ended
                                                       ------------------------
                                                        April 3,     April 4,
                                                          1999         1998
                                                       -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock, net of underwriting discounts
   and commissions.................................... $       --   $25,734,844
  Common stock offering costs.........................         --      (563,733)
  Common stock repurchases............................  (1,860,005)  (1,900,000)
  Proceeds from exercise of common stock options......      50,741          --
  Net repayments on line of credit....................         --    (1,055,640)
  Principal payments on notes payable to
   stockholders.......................................         --    (1,613,788)
  Principal payments on notes payable for
   distributions to stockholders, net.................         --      (982,995)
  Principal payments on capital lease obligation......      (8,821)      (5,172)
                                                       -----------  -----------
     Net cash (used in) provided by financing
      activities......................................  (1,818,085)  19,613,516
                                                       -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............   4,833,828   17,264,867
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......   3,762,220          --
                                                       -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............ $ 8,596,048  $17,264,867
                                                       ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest................................ $     3,320  $   199,645

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

   During the period ended April 4, 1998, the Company distributed $1,582,684 to its S Corporation stockholders. This distribution (net of notes receivable from stockholders of $599,689) was in the form of promissory notes, totaling $982,995, issued by the Company. The promissory notes were paid in full during the period ended April 4, 1998.

            The accompanying notes to condensed financial statements
              are an integral part of these condensed statements.

                              1-800 CONTACTS, INC.

             NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1.  PRESENTATION OF CONDENSED FINANCIAL STATEMENTS

   The accompanying condensed financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments), which in the opinion of management, are necessary to present fairly the results of operations of the Company for the periods presented. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

   The results of operations for the period ended April 3, 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.  CHANGE IN ACCOUNTING PERIOD

   Effective January 1, 1998, the Company changed from a calendar year end to a 52/53 week year ending on the Saturday nearest to December 31. Due to this change, the first quarter of 1998 represents 13 weeks and 3 days, covering the period January 1, 1998 to April 4, 1998.

NOTE 3.  INCOME TAXES AND PRO FORMA INFORMATION

   Effective February 9, 1998 the Company's S Corporation election was terminated. As a result, the Company recorded a net deferred tax liability and the related deferred tax provision of approximately $791,000 for the tax effect of the differences between financial statement and income tax basis of assets and liabilities that existed at the termination date of the S Corporation election.

   The pro forma net income presents the pro forma effects on historical net income adjusted for a pro forma provision for income taxes. The pro forma provision for income taxes has been determined assuming the Company had been taxed as a C Corporation for federal and state income tax purposes.

NOTE 4.  ADVERTISING COSTS

   The Company recorded total advertising expense of approximately $5,410,000 and $2,003,000 for the quarters ended April 3, 1999 and April 4, 1998, respectively.

NOTE 5.  NET INCOME (LOSS) PER COMMON SHARE

   Basic net income (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share ("Diluted EPS") reflects the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an antidilutive effect on net income
(loss) per common share.

   The pro forma Basic and Diluted EPS for the quarter ended April 4, 1998 gives effect to the pro forma effects on historical net income adjusted for a pro forma provision for income taxes assuming the Company had been taxed as a C Corporation for federal and state income tax purposes.

                              1-800 CONTACTS, INC.

   The following is a reconciliation of the numerator and denominator used to calculate Basic and Diluted EPS:

                         Quarter Ended April 3, 1999   Quarter Ended April 4, 1998
                         ---------------------------- ------------------------------
                          Income            Per-Share   Income             Per-Share
                          (Loss)   Shares    Amount     (Loss)    Shares    Amount
                         -------- --------- --------- ---------  --------- ---------
Historical:
 Basic EPS.............. $297,177 6,381,547   $0.05   $(211,207) 5,649,263  $(0.04)
 Effect of stock
  options...............             37,995
                         -------- ---------   -----   ---------  ---------  ------
 Diluted EPS............ $297,177 6,419,542   $0.05   $(211,207) 5,649,263  $(0.04)
                         ======== =========   =====   =========  =========  ======
Pro Forma:
 Basic EPS.............. $297,177 6,381,547   $0.05   $ 464,364  5,649,263  $ 0.08
 Effect of stock
  options...............             37,995                         59,422
                         -------- ---------   -----   ---------  ---------  ------
 Diluted EPS............ $297,177 6,419,542   $0.05   $ 464,364  5,708,685  $ 0.08
                         ======== =========   =====   =========  =========  ======

NOTE 6.  COMMON STOCK TRANSACTIONS

   During the quarter ended April 3, 1999, the Company repurchased a total of 155,000 shares of its common stock for a total cost of $1,860,005.

   During the quarter ended April 3, 1999, an employee exercised stock options to purchase 10,796 shares of common stock at $4.70 per share for a total of $50,741.

NOTE 7.  STOCK OPTION GRANTS

   In February 1999, the Company granted nonqualified stock options to purchase 54,700 shares of common stock at $12.5625 per share to employees and Directors of the Company. The options vest over a three year period and expire in ten years.

NOTE 8.  ASSET ACQUISITION

   Subsequent to the first quarter of 1999, the Company acquired the assets of Contact Lenses Online, Inc. ("CLO") for $1.2 million in cash to be paid as follows: $600,000 on the closing date, $300,000 six months after the closing date and $300,000 one year after the closing date. The assets acquired include the web address www.contactlenses.com, various telephone numbers and CLO's customer database.

NOTE 9.  LEGAL MATTERS

   On May 7, 1999 the Kansas Board of Examiners in Optometry commenced a civil action against the Company. The action was filed in the District Court of Shawnee County, Kansas Division 6. The complaint alleges that on "one or more occasions" the Company sold contact lenses without receipt or verification of a prescription. The relief requested is the issuance of an order enjoining the company from further engaging in the alleged activity. The complaint does not seek monetary damage. The Company, in response to the complaint, has retained counsel and intends to vigorously defend itself in this action. An answer to the complaint is not presently due but will be filed in a timely manner.

   It is the opinion of management, after discussion with legal counsel, that the ultimate dispositions of this and other matters will not have a material impact on the financial condition, liquidity or results of operations of the Company.

                               [www.contacts.com]

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 . We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

 . The delivery of this prospectus shall not under any circumstances create an implication that 1-800 CONTACTS is operating under the same conditions that it was operating under when this prospectus was written. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

 . This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

 . This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  13
Use of Proceeds..........................................................  13
Market Price for Common Stock............................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  37
Certain Relationships and Related Transactions...........................  41
Principal and Selling Stockholders.......................................  43
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  48
Experts..................................................................  49
Legal Matters............................................................  49
Where You Can Find More Information......................................  50
Index to Financial Statements............................................ F-1

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                               2,040,000 Shares

                             [1-800 CONTACTS Logo]



                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                           McDonald Investments Inc.


                                         , 1999

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following is a statement of estimated expenses, to be paid solely by 1-800 CONTACTS, of the issuance and distribution of the securities being registered:

      Securities and Exchange Commission registration fee.............. 14,694
      NASD filing fee..................................................  5,786
      Nasdaq Stock Market listing fee..................................      *
      Blue Sky fees and expenses (including attorneys' fees and
       expenses).......................................................      *
      Printing expenses................................................      *
      Accounting fees and expenses.....................................      *
      Transfer agent's fees and expenses...............................      *
      Legal fees and expenses..........................................      *
      Miscellaneous expenses...........................................      *
                                                                        ------
          Total........................................................ $    *
                                                                        ======

--------
*To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

   1-800 CONTACTS is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   1-800 CONTACTS's Certificate of Incorporation and By-laws provide for the indemnification of directors and officers of 1-800 CONTACTS to the fullest extent permitted by Section 145.

   In that regard, the By-laws provide that 1-800 CONTACTS shall indemnify any person whom it has the power to indemnify by Section 145 from or against any and all of the expenses, liabilities or other matters referred to or covered in
Section 145, and such indemnification is not exclusive of other rights to which such person shall be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity for or in behalf of 1-800 CONTACTS and/or any subsidiary of 1-800 CONTACTS and as to action in another capacity while holding such office and shall continue as to such person who has ceased to be a director, officer, employee, or agent of 1-800 CONTACTS and/or subsidiary of 1-800 CONTACTS and shall inure to the benefit of the heirs, executors, and administrators of such person.

   1-800 CONTACTS has entered into indemnification agreements with each of its executive officers and directors.

Item 15. Recent Sales of Unregistered Securities.

   Within the past three years, 1-800 CONTACTS has not issued any securities without registration under the Securities Act of 1933, as amended, except in February 1996, 1-800 CONTACTS repurchased 2,250 shares of its outstanding common stock and subsequently resold these shares to Donald and Stephen Yacktman for $300,000 in cash. The above-described transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

  Number                             Description
  ------                             -----------
 *1.1      Form of Underwriting Agreement.
  3.1(i)   Restated Certificate of Incorporation of 1-800 CONTACTS. (1)
  3.1(ii)  Restated By-Laws of 1-800 CONTACTS. (1)
  4.1      Form of certificate representing shares of Common Stock, $0.01 par value per share. (2)
 *5.1      Opinion of Kirkland & Ellis.
 10.1      Employment Agreement between 1-800 CONTACTS and Jonathan C.
           Coon. (2)
 10.2      Employment Agreement between 1-800 CONTACTS and John F.
           Nichols. (2)
 10.3      Employment Agreement between 1-800 CONTACTS and Scott S.
           Tanner. (2)
 10.4      Employment Agreement between 1-800 CONTACTS and Robert G.
           Hunter. (2)
 10.5      1-800 CONTACTS, Inc. 1998 Incentive Stock Option Plan. (2)
 10.6      Lease between 1-800 CONTACTS and Draper Land Partnership II, dated September 4, 1996, with respect to 1-800 CONTACTS's
           former call center. (2)
 10.7      Lease between 1-800 CONTACTS and Draper Land Partnership II, dated November 3, 1997, with respect to 1-800 CONTACTS's call center. (2)
 10.8      Lease between 1-800 CONTACTS and Bird and Saunders, dated
           January 23, 1998, with respect to 1-800 CONTACTS's warehouse.
           (2)
 10.9      Revolving Credit Agreement between 1-800 CONTACTS and Zions
           First National Bank. (2)
 10.10     Indemnification Agreement between 1-800 CONTACTS and its
           officers and directors. (2)
 10.11     Agreement for Distribution of Retained Earnings and Tax
           Indemnification between
           1-800 CONTACTS and the Existing Stockholders. (2)
 10.12     Lease between 1-800 CONTACTS and Larry T. Short, dated June
           27, 1995, with respect to the 1-800 CONTACTS telephone number.
           (2)
 10.13     Stock Option Agreement. (2)

  Number                             Description
  ------                             -----------
  10.14    First Amendment to Lease between 1-800 CONTACTS and Draper
           Land Partnership II, dated May 25, 1998, with respect to 1-800
           CONTACTS's call center.(3)
  10.15    Second Amendment to Lease between 1-800 CONTACTS and Draper
           Land Partnership II, dated August 6, 1998, with respect to 1-
           800 CONTACTS's call center.(3)
  10.16    Lease between 1-800 CONTACTS and ProLogis Development Services
           Incorporated, dated October 13, 1998, with respect to 1-800
           CONTACTS's distribution center.(3)
  10.17    Revolving Credit Agreement between 1-800 CONTACTS and Zions
           First National Bank, dated October 29, 1998.(3)
  23.1     Consent of Independent Public Accountants.
 *23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1).
  24.1     Power of Attorney (included in signature page).

--------
*To be filed by amendment.
(1) Incorporated by reference to 1-800 CONTACTS's Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1998 (Commission File No. 0-23633).
(2) Incorporated by reference to the same numbered exhibit to 1-800 CONTACTS's Registration Statement on Form S-1 (Registration No. 333-41055).

(3) Incorporated by reference to the same numbered exhibit to 1-800 CONTACT's Annual Report on Form 10-K for the year ended January 2, 1999 (Commission File No. 0-23633).

   (b) Financial Statement Schedules.

   All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on June 4, 1999.

                                          1-800 Contacts, Inc.


                                          By: _________________________________
                                                      Jonathan C. Coon
                                                President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan C. Coon, John F. Nichols and Scott S. Tanner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the Offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Capacity                   Date
             ---------                         --------                   ----

                                     President, Chief Executive       June 4, 1999
____________________________________  Officer and Director
          Jonathan C. Coon            (principal executive
                                      officer)

                                     Chief Financial Officer and      June 4, 1999
____________________________________  Director (principal
          Scott S. Tanner             financial officer)

                                     Corporate Controller             June 4, 1999
____________________________________  (principal accounting
          Robert G. Hunter            officer)

                                     Vice President, Operations       June 4, 1999
____________________________________  and Director
          John F. Nichols

                                     Director                         June 4, 1999
____________________________________
        Stephen A. Yacktman

                                     Director                         June 4, 1999
____________________________________
           E. Dean Butler